Exhibit 10.48

O F F I C E L E A S E A G R E E M E N T

BY AND BETWEEN:     WASHINGTON PARK FIDELCO, LLC,
            a New Jersey limited liability company,

                    as "Landlord"

                -and-

                AUDIBLE, INC.,
           a New Jersey corporation,

                    as "Tenant"

PREMISES:       Suite 1600 and Suite 1700
              One Washington Park
              1 Washington Street
              Newark
              Essex County, New Jersey 07102

DATED:   September , 2006

PREPARED BY:  RICHARD C. STEWART, ESQ.

LEASE SUMMARY

Any reference in this Lease to the following subjects shall incorporate the data below stated.

LANDLORD:	WASHINGTON PARK FIDELCO, LLC,
a New Jersey limited liability company

LANDLORD'S ADDRESS:	225 Millburn Avenue
Millburn, New Jersey 07041

TENANT:

TENANT'S ADDRESS:	65 Willowbrook Blvd., #301
Wayne, New Jersey 07470

PREMISES:	The 16th and 17th floors in their entirety of the Building known as One Washington Park, 1 Washington Street, Newark, New Jersey

GROSS RENTABLE AREA
OF PREMISES:	49,600 square feet

LEASE TERM:	Seven (7) "lease years" (as defined in Article 1)

OPTION TO TERMINATE:	After 64th month of the Lease Term with 12 months prior written notice.

ANNUAL BASE RENT:	See Article 2 - Fixed Rent

TENANT'S PROPORTIONATE SHARE:	11.765%, subject to adjustment as set forth in
Article 3

PERMITTED USE:	General offices, and as and for recording studios for “books on tape” and/or a call center.

BUILDING ADDRESS:	1 Washington Street
Newark, New Jersey 07102

OFFICE LEASE AGREEMENT

THIS AGREEMENT, made this day of September , 2006 by and between:

WASHINGTON PARK FIDELCO, LLC, a New Jersey limited liability company, with offices at 225 Millburn Avenue, Millburn, New Jersey 07041 (hereinafter referred to as "Landlord"),

and

AUDIBLE, INC., a New Jersey Corporation, with offices at 65 Willowbrook Blvd. #301, Wayne, New Jersey 07470 (hereinafter referred to as "Tenant").

W I T N E S S E T H:

THAT Landlord, for and in consideration of the rentals, covenants and agreements hereinafter reserved, mentioned and contained on the part of Tenant, its successors and assigns to be paid, kept and performed, has demised and leased, and by these presents does demise and lease, unto Tenant, and Tenant does hereby take and hire from Landlord upon and subject to the conditions hereinafter set forth, the certain premises (the "Premises") constituting the 16th and 17th floors in their entirety of the building (the "Building") known as One Washington Park, 1 Washington Street, Newark, New Jersey 07102. The Building contains 421,600 square feet of gross rentable area and is located on certain land (the "Lot") designated as Lot 18 and in Block 32 on the Tax Map of Newark, New Jersey. The Premises have a gross rentable area of approximately 49,600 square feet of floor area. In addition, Tenant and its agents, employees and invitees shall have the right, in common with Landlord and other tenants of the Building, and their respective agents, employees and invitees, to use the common areas and facilities located at the Building and Lot as provided in Article 5 of this Lease. A diagram of the Premises is annexed hereto as Exhibit A.

The parties acknowledge that there are multiple methods of computing rentable area and hereby agree for the purposes of this Lease that the square footage of the Premises and the Building shall be as set forth hereinabove. Notwithstanding anything to the contrary contained in this Lease, the recital herein of the square footage of the Premises is for descriptive purposes only and Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Fixed Rent or additional rent (as said terms are hereinafter defined in Article 2) payable hereunder if said recital is incorrect. Tenant agrees to pay the full Fixed Rent and additional rent set forth herein in consideration for the use and occupancy of the Premises, regardless of the actual number of square feet contained therein.

TO HAVE AND TO HOLD the Premises unto Tenant, its successors and assigns, for a term of seven years, four months commencing on the Commencement Date and expiring on the Expiration Date as provided in Article 1 hereof.

IT IS FURTHER understood and agreed by and between the parties hereto as follows:

A R T I C L E 1.

TERM

Section 1. The term hereof shall commence on March 1, 2007 (the "Commencement Date") and expire at 6:00 p.m. on the date (the “Expiration Date”) which shall be seven (7) lease years (as hereinafter defined) after the Commencement Date. Subject to the terms and provisions of Section 5 of this Article 1, if Tenant occupies the Premises prior to the date specified hereinabove as the Commencement Date, the Commencement Date shall be the date of such earlier occupancy and the Expiration Date shall be seven (7) lease years thereafter.

Section 2. Tenant shall have a one (1) time only right to terminate this Lease, such termination to be effective as of 11:59 p.m. on the last day of the 64th month of the term hereof (the "Early Termination Date"), provided Tenant satisfies each of the following conditions:

                    (i)    Tenant shall give Landlord written notice of Tenant's election to exercise the right of termination set forth hereinabove no later than the last day of the 54th month of the term hereof.  Time is of the essence with respect to such notice, and failure of Tenant to give such notice within the aforesaid time period shall constitute a binding and conclusive waiver of Tenant's right to terminate the Lease as set forth hereinabove.

                    (ii)    Tenant shall not be in default beyond any applicable cure periods under the terms of this Lease on the date Landlord receives Tenant's notice exercising Tenant's right of termination, and/or on the Early Termination Date.

Section 3. The first "lease year" shall be the period commencing on the Commencement Date and ending twelve (12) calendar months thereafter, provided, however, that if the Commencement Date is not the first day of the month, the first lease year shall commence on the Commencement Date and end twelve (12) calendar months from the last day of the month in which the Commencement Date occurs. Each succeeding twelve (12) calendar month period thereafter shall be a lease year until the end of the 72nd month of the lease. The last lease year shall be sixteen (16) months.

Section 4. Within ten (10) days after the Commencement Date both parties shall execute a Commencement Date Agreement substantially in the form attached hereto as Exhibit B.

Section 5. From and after the date hereof, Landlord shall permit Tenant to enter the Premises for the purpose of preparing the same for Tenant’s occupancy. Tenant shall not be obligated to pay Fixed Rent and additional rent for the Premises prior to the Commencement Date, but Tenant shall otherwise be obligated to comply with all of the other terms and provisions of this Lease from and after the date hereof. Tenant’s right to enter the Premises prior to the Commencement Date, as aforesaid, shall be subject to Landlord’s reasonable rules and regulations. Prior to any such entry, Tenant shall procure and maintain an adequate workers’ compensation insurance policy and shall otherwise comply with all insurance provisions of this Lease. In addition to the foregoing, all waiver and indemnity provisions of this Lease shall apply upon Tenant’s early entry onto the Premises. Landlord shall not be liable for loss or damage to any work or property of Tenant. Tenant shall not be permitted to conduct its business operations at the Premises until the Commencement Date.

A R T I C L E 2.

FIXED RENT

Section 1. Tenant covenants to pay to Landlord for and during each lease year of the term hereof a minimum annual basic rental (hereinafter referred to as the "Fixed Rent") as follows:

(i)  For and during the first (1st) lease year, Tenant shall pay Landlord Fixed Rent at the rate of Nine Hundred Forty Two Thousand Four Hundred and 00/100 ($942,400.00) Dollars per annum payable in equal monthly installments of $78,533.33 each. Notwithstanding the foregoing, Fixed Rent shall abate for the first, third, fifth and seventh months of the first lease year.

(ii)  For and during the second (2nd) lease year, Tenant shall pay Landlord Fixed Rent at the rate of One Million Four Thousand Four Hundred and 00/100 ($1,004,400.00) Dollars per annum payable in equal monthly installments of $83,700.00 each.
(iii)  For and during the third (3rd) lease year, Tenant shall pay Landlord Fixed Rent at the rate of One Million Seventy Eight Thousand Eight Hundred and 00/100 ($1,078,800.00) Dollars per annum payable in equal monthly installments of $89,900.00 each.

(iv)  For and during the fourth (4th) lease year, Tenant shall pay Landlord Fixed Rent at the rate of One Million One Hundred Fifty Three Thousand Two Hundred and 00/100 ($1,153,200.00) Dollars per annum payable in equal monthly installments of $96,100.00 each.

(v)  For and during the fifth (5th) lease year, Tenant shall pay Landlord Fixed Rent at the rate of One Million Two Hundred Twenty Seven Thousand Six Hundred and 00/100 ($1,227,600.00) Dollars per annum payable in equal monthly installments of $102,300.00 each.
(vi)  For and during the sixth (6th) lease year, Tenant shall pay Landlord Fixed Rent at the rate of One Million Two Hundred Sixty Four Thousand Eight Hundred and 00/100 ($1,264,800.00) Dollars per annum payable in equal monthly installments of $105,400.00 each.

(vii)  For and during the seventh (7th) lease year (which shall be 16 months), Tenant shall pay Landlord Fixed Rent at the rate of One Million Three Hundred Thirty Nine Thousand Two Hundred and 00/100 ($1,339,200.00) Dollars per annum payable in equal monthly installments of $111,600.00 each.

Section 2. Fixed Rent shall be payable in equal monthly installments, as aforesaid, in advance on the first day of each and every calendar month of the term hereof in lawful money of the United States of America at the office of Landlord or at such other place as may hereafter be designated by Landlord. Fixed Rent for a partial month shall be prorated. If the Commencement Date shall be other than the first day of a calendar month, Tenant shall pay, on the Commencement Date, the proportionate amount of Fixed Rent for the balance of such month. One full monthly installment of Fixed Rent shall be due and payable upon execution of this Lease by Tenant. Fixed Rent shall be paid to Landlord without notice or demand and without deduction, set-off or other charge therefrom or against the same.

Section 3. All sums other than Fixed Rent payable by Tenant under this Lease shall be deemed to be additional rent regardless of to whom such sums may be payable. Landlord shall have the same rights and remedies against Tenant with respect to the nonpayment of additional rent as it has with respect to the nonpayment of Fixed Rent. The term "rent" in this Lease means Fixed Rent and additional rent.

A R T I C L E 3.

PROPORTIONATE SHARE

Wherever this Lease shall require Tenant to pay "its Proportionate Share" of any item of expenditure or of any sum, Tenant's Proportionate Share shall be deemed to be 11.765% of the total amount of such item or sum applicable to the Building or the Lot, which Proportionate Share reflects the agreed upon ratio of the gross rentable area of the Premises to the total gross rentable area of the Building as set forth herein. Tenant's Proportionate Share shall be adjusted (i) from time to time if Landlord shall make additions to or subtractions from the square footage of the floor area of the Building or the Premises, and (ii) if Landlord shall construct additional buildings on the Lot or (iii) as set forth in Article 33 or 43 hereof.

A R T I C L E 4.

INSURANCE

Section 1. Tenant at its own cost and expense, throughout the term of this Lease, for its own benefit and for the benefit of Landlord as an additional named insured thereunder, shall maintain (or reimburse Landlord for maintaining, if such be the case) general public liability insurance against claims for personal injury, death, or property damage occurring upon, in or about the Premises, the Building, or in or about the adjoining streets, sidewalks, parking areas and passageways, such insurance to afford protection to the limit of not less than One Million ($1,000,000.00) Dollars in respect to injury or death to a single person, and to the limit of not less than One Million ($1,000,000.00) Dollars in respect to any one accident, and to the limit of not less than One Million ($1,000,000.00) Dollars in respect to property damage. Landlord reserves the right to increase such coverage limits if, in the reasonable opinion of Landlord, such coverage becomes inadequate or is less than that commonly maintained by tenants in similar buildings in the area for uses similar to Tenant’s use. Such policies shall name Landlord as an additional insured and shall be primary and non-contributing with any other insurance carried by Landlord.

Section 2. In addition to the insurance required to be carried by Tenant pursuant to Section 1 of this Article 4, Tenant shall provide Landlord, at its own cost and expense, and keep in force during the term of this Lease, (i) fire and casualty insurance with broad form extended coverage, including, but not limited to, coverage for vandalism and malicious mischief in the amount of the full replacement cost, from time to time, of Tenant's trade fixtures, equipment, inventory and other contents of the Premises, and (ii) Worker's Compensation insurance in accordance with the requirements of the State of New Jersey.

Section 3. In the event that Tenant fails to provide any insurance policy or coverage as required or provided for in this Article 4 and such failure continues for five (5) days after notice to Tenant, and Landlord elects to obtain same, Tenant shall promptly upon written notice reimburse Landlord for the cost thereof and shall thereafter pay to Landlord in equal monthly installments in advance together with regularly accruing installments of Fixed Rent, one-twelfth (1/12) of the reasonably estimated annual cost of the premium(s) for such insurance coverage required to be paid by Tenant, which sums shall be payable by Tenant to Landlord as additional rent. The monthly sums required to be paid by Tenant to Landlord thereafter as provided in this Section 3, shall be employed by Landlord as a fund to replace such insurance policies as same expire.

Section 4. All policies of insurance obtained by Tenant with respect to the Premises and its use and occupancy thereof and all policies of insurance required by this Lease shall be written by reputable companies authorized to do business in New Jersey and shall be reasonably acceptable to Landlord and to Landlord's mortgagee. Certificates of such policies shall, if such policies are procured by Tenant, be delivered to Landlord and endorsed "premium paid" by the company or agency issuing the same or shall be accompanied by other evidence reasonably satisfactory to Landlord that the premiums thereon have been paid not less than thirty (30) days prior to the expiration of any then current policy. All policies obtained by Tenant shall provide that the carrier shall endeavor to provide Landlord at least thirty (30) days prior written notice of cancellation. Tenant shall promptly notify Landlord of any change in status of its insurance coverage. It is the intention of the parties that Landlord shall at all times during the term of this Lease be in possession of paid up policies of insurance which are in full force and effect.

Section 5. Neither Landlord, its servants, agents or employees, nor any mortgagee of the Premises shall be liable or responsible for, and Tenant hereby releases Landlord, its servants, agents or employees and any such mortgagee of the Premises from, all liability and responsibility to Tenant and any person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Premises or to Tenant's business irrespective of the cause of such injury, loss or damage unless such damage was caused by the gross negligence or wilful misconduct of Landlord, and Tenant shall require its insurers to include in all of Tenant's insurance policies which could give rise to a right of subrogation against Landlord, its servants, agents or employees, or any mortgagee of the Premises a clause or endorsement whereby the insurer waives any rights of subrogation against Landlord, its servants, agents or employees and any such mortgagee of the Premises or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy. If such waiver of subrogation shall not be, or shall cease to be, obtainable without additional charge or at all, the Tenant shall so notify Landlord promptly after learning thereof. In such case, if the Landlord shall so elect and shall pay the insurer's additional charge therefor, such waiver of subrogation shall be included in the policy.

Section 6. Landlord shall throughout the term of this Lease maintain fire insurance policies with full extended coverage provisions with respect to the Building, which insurance coverage shall be in such amounts as shall be required by Landlord's first mortgagee. If there is no such mortgagee, Landlord shall maintain such coverage in an amount equal to the full replacement value of the Building.

A R T I C L E 5.

COMMON AREAS AND PARKING

Section 1. Tenant shall have the nonexclusive right to use, in common with Landlord and other tenants of the Building (subject to reasonable rules from time to time made by Landlord and uniformly applied to all tenants), the common lobbies, entrances, exits, restrooms, loading dock, passenger and freight elevators of the Building and the parking areas, walkways, sidewalks and driveways constructed on the Lot (the "Common Areas"). Attached hereto as Exhibit C are the current Rules and Regulations applicable to the Premises and the Building.

Section 2. Landlord reserves the following rights in and to the Common Areas, the Building and the Premises: (a) the right to install, use, maintain, remove, repair, and replace pipes, ducts, conduits, wires and appurtenant meters and equipment (hereinafter collectively "Pipes") serving any part of the Building to be located above ceiling surfaces, below floor surfaces, within walls, or in central core areas. Landlord reserves the right to relocate any Pipes whether located within or outside of the Premises, provided that any such Pipes relocated within the Premises shall not unreasonably interfere with Tenant’s use of the Premises. Landlord shall repair any damage caused by such relocation, including the restoration of decorations; (b) the right to alter or relocate any of the Common Areas and to make such changes in, alterations of or deletions from the Common Areas as Landlord may determine to do, provided, that no such alteration, relocation or change shall unreasonably interfere with Tenant's use of the Premises; and (c) the right to use and grant easements on, over or under the Lot and to dedicate for public use portions thereof without Tenant's consent, provided that no such grant or dedication shall unreasonably interfere with Tenant's use of the Premises.

Section 3. (a) Subject to all of the terms and provisions of this Article 5, Section 3, and provided Tenant is not in default of any of the monetary terms and conditions of this Lease beyond the expiration of any applicable notice and cure periods, during each lease year of the term hereof, Landlord shall provide to Tenant Sixty (60) parking spaces ("Spaces") at no cost to Tenant, all such Spaces to be in one or more of the parking lots shown on Exhibit D annexed hereto located within a two (2) block radius of the Building ("Parking Lots"). Initially, the Spaces shall be in the Parking Lot adjacent to the Building (the “Adjacent Parking Lot”) and in the Parking Lot bounded by Essex Street, Orange Street and University Avenue. Landlord shall have the right to change such Parking Lots upon notice to Tenant but shall use commercially reasonable efforts to provide Tenant with Spaces in the Adjacent Parking Lot. In the event that Tenant requires additional spaces in excess of the Spaces (the “Additional Spaces”), Tenant shall notify Landlord and to the extent available, Tenant shall be permitted to rent the Additional Spaces by paying Landlord the “Parking Charges” (as said term is hereinafter defined) for each Additional Space required by Tenant.

(b) Notwithstanding anything to the contrary in this Lease, the exact location of all Spaces and Additional Spaces shall be determined from time to time by Landlord in its sole discretion. Landlord shall be entitled to divide the Spaces and the Additional Spaces between two or more Parking Lots. Tenant agrees that it and the persons utilizing the Spaces and the Additional Spaces shall comply with all reasonable rules and regulations of Landlord and the owner or operator of the Parking Lots at which such Spaces and/or Additional Spaces are located. Tenant hereby acknowledges that the Parking Lots may not be owned or operated by Landlord. Therefore, Tenant and anyone using the Spaces and/or Additional Spaces provided hereunder, shall look solely to the owner or operator of such Parking Lots for the recovery of any damages suffered as a result of, or in connection with, the use of such Spaces and/or Additional Spaces. Notwithstanding anything to the contrary herein, in no event whatsoever shall Landlord be required to provide Spaces or Additional Spaces while Tenant is in monetary default hereunder beyond the expiration of any applicable notice and cure periods.

(c) Tenant hereby acknowledges and agrees that Tenant’s use of the Spaces and the Additional Spaces is a license revocable at will by Landlord at any time that Tenant is in monetary default hereunder beyond the expiration of any notice and cure periods; provided, however, if prior to the termination of this Lease by Landlord, Tenant shall have fully cured the circumstances giving rise to such monetary default, and no other monetary default hereunder then exists, Landlord agrees to reinstate Tenant’s right to use the Spaces and the Additional Spaces. The foregoing shall not in any way limit any of the rights and remedies which may be available to Landlord hereunder or at law and/or equity it being expressly understood and agreed that Landlord’s reinstatement of Tenant’s right to use the Spaces and the Additional Spaces shall not preclude Landlord from proceeding with the exercise of any remedies available to it as a result of Tenant’s default hereunder.

(d) As used in this Lease, the term "Parking Charges" shall mean the following:

(i) solely during the first lease year of the term hereof, AParking Charges@ shall mean ($125.00) Dollars per month per Additional Space;

(ii) for periods of time during the term of this Lease other than the first lease year of the term, AParking Charges@ shall mean the amount which would then be charged Landlord by the owner or operator of the Parking Lots, expressed as a monthly amount. Parking Charges shall change as the amount so charged Landlord by the owner or operator of the Parking Lots changes.

(e) Parking Charges shall be paid in monthly installments as directed by Landlord, in advance, without previous demand therefor and without counterclaim, deduction or setoff. Parking Charges shall be paid together with, and to the same address as, monthly installments of Fixed Rent. It is expressly understood and agreed that Parking Charges are in addition to, and not in lieu of or substitution of, Fixed Rent or any other items of additional rent payable under this Lease. No portion of any Parking Charges paid by Tenant shall be credited against Tenant=s obligation to pay Fixed Rent or any other item of additional rent under this Lease. Parking Charges shall be deemed additional rent under this Lease.

A R T I C L E 6.

REPAIRS

Section 1. Tenant shall take good care of the Premises and fixtures and appurtenances therein, and at its own cost and expense make all non-structural repairs thereto as and when reasonably needed to preserve them in good working order and condition, reasonable wear and tear and damage from the elements and casualty excepted. Notwithstanding the foregoing, all damage or injury to the Premises or to any other part of the Building or the Lot, or to its fixtures or appurtenances, whether requiring structural or non-structural repairs, caused by the negligence or wilful misconduct of Tenant, or its employees, invitees, licensees or agents, shall be repaired promptly by Tenant at its sole cost and expense or, at Landlord's election, may be repaired by Landlord in which event Tenant shall, promptly upon demand, reimburse Landlord for any actual and out-of-pocket costs and expenses reasonably incurred.

Section 2. All alterations, changes, additions or improvements to the Premises installed by Tenant (or by Landlord at Tenant's request) shall be preserved in good working order and repair (and replaced as required) by Tenant at its sole cost and expense.

Section 3. All repairs and replacements and all other property attached to and becoming a part of the Premises or the Building by or on behalf of Tenant shall, immediately upon the expiration or earlier termination of the term hereof, be and become the property of Landlord without payment therefor by Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of the term hereof. Upon the expiration or earlier termination of the term hereof, Tenant shall surrender the Premises to Landlord in good order, condition and repair, subject to reasonable wear and tear resulting from the Permitted Use and casualty damage.

A R T I C L E 7.

COMPLIANCE WITH LAW

Section 1. Tenant covenants throughout the term of this Lease at Tenant's sole cost and expense, promptly to comply with all laws and ordinances and the orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and offices thereof and the orders, rules and regulations of any Board of Fire Underwriters or similar body or agency where the Premises are situated, or any body, now or hereafter constituted, exercising similar functions, foreseen or unforeseen, ordinary or extraordinary, to the extent arising out of Tenant's use and occupancy of the Premises.

Section 2. Tenant will observe and comply with the reasonable requirements of the carriers of any policy of insurance respecting the Premises and/or the Building and the requirements of all policies of public liability, fire, casualty and all other policies of insurance at any time in force with respect to the Premises and/or the Building and the equipment and contents thereof. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein, which shall, in any way, increase the cost of fire insurance covering the Premises and/or the Building, except as contemplated as part of the Permitted Use.

Section 3. In the event that Tenant shall fail or neglect to comply with the aforesaid laws, ordinances, rules, orders, regulations and requirements, or any of them, or in case Tenant shall fail or neglect to make any necessary repairs as and to the extent required of Tenant pursuant to this Lease, then after thirty (30) days prior written notice from Landlord (except in an emergency when no notice shall be required), Landlord or its agents may, without any obligation so to do, enter the Premises and make said repairs and comply with any and all of the said laws, ordinances, rules, orders, regulations and requirements at the cost and expense of Tenant, and in case of Tenant's failure to pay therefor, the said cost and expense shall be added to the next month's rent, together with interest at 10% per annum, (or the maximum amount permitted by law, whichever shall be less) and shall be due and payable as such.

Section 4. During the term of this Lease, Landlord shall comply with all applicable governmental laws, ordinances, rules and regulations which are not the obligation of Tenant pursuant to this Article 7. Landlord hereby represents that on the date hereof, the certificate of occupancy for the Building is in effect and that there are no municipal code violations against the Building.

A R T I C L E 8.

ALTERATIONS AND IMPROVEMENTS

Section 1. Tenant shall make no structural alterations, changes or improvements, in, to or about the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Tenant may, at Tenant's expense, without Landlord's consent but otherwise subject to the provisions of this Article, make alterations, changes or improvements to the Premises which are non-structural and which do not affect utility service or plumbing or electrical lines. Tenant may make cosmetic changes to the Premises without Landlord’s consent. In making any alterations, changes or improvements, other than cosmetic changes. Tenant shall, subject to Section 2 of this Article, use contractors or mechanics first approved in writing by Landlord. If Landlord shall consent to any structural alteration, change or improvement, working drawings for all work shall be submitted to Landlord for approval before any such work is performed. Promptly after completion of any alteration, change or improvement (structural or non-structural), Tenant shall provide to Landlord "as built" plans showing all work performed. Without limiting the foregoing, all alterations, changes and improvements when completed shall be of such a character so that same shall not: (i) adversely affect the value of the Premises; or (ii) reduce the size of the Premises or the cubic content thereof; or (iii) change the character of the Premises. No alteration, change, or improvement shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of the various governmental agencies having jurisdiction thereover, and Landlord agrees to join in the application for such permits or authorizations whenever such action is necessary.

Section 2. Landlord hereby reserves the right, itself, to make or to cause to be made all alterations, changes or improvements required by Tenant, on behalf of Tenant, and, with respect to all such alterations, changes or improvements other than those which are part of the Work and/or Landlord’s Work (as defined in Article 38), Tenant shall pay Landlord the actual cost thereof together with ten (10%) percent for overhead. If Tenant is permitted to perform the work on its own behalf Landlord shall be entitled to receive ten (10%) percent of the cost thereof for general supervision. All alterations, changes or improvements (other than Tenant's trade fixtures) installed in the Premises shall be and become the property of Landlord without payment therefor by Landlord, and shall be surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, except those installed by Tenant that can be depreciated by Tenant for tax purposes. Tenant shall have the right to remove its trade fixtures and personal property from the Premises; provided, however, that Tenant shall, at its own cost and expense, repair any damage caused by such removal and shall restore the Premises to the condition that it was in prior to the installation of Tenant's said trade fixtures and personal property.

Section 3. Except as above specifically contemplated, Tenant shall not in any manner make or suffer to be made any alterations, changes, additions or improvements to or of the Premises or the Building.

A R T I C L E 9.

CONSTRUCTION LIENS

Tenant shall not suffer or permit any liens, construction liens, claims, notices of unpaid balance and right to file lien, or the like to be filed against the Premises or the Building or any part thereof by reason of work, labor, services, equipment or materials supplied or claimed to have been supplied to or on behalf of Tenant or anyone holding the Premises or the Building or any part thereof through Tenant. If any such liens, construction liens, claims, notices of unpaid balance and right to file lien, or the like shall at any time be filed against the Premises or the Building, Tenant shall cause the same to be discharged of record within thirty (30) days after being given written notice of the filing of the same, or, Tenant may, in lieu of discharging same within said thirty (30) days, post an insurance company surety bond providing for and securing due payment thereof and saving Landlord harmless and indemnifying it with respect thereto. Tenant shall not have any right whatsoever to subject the interests of Landlord in the Premises or the Building or in the fee simple title thereto to any construction liens or other liens whatsoever and nothing contained in this Lease shall be deemed to operate as an express or implied consent to Tenant to subject the interests of Landlord to any such lien or liens.

A R T I C L E 10.

WASTE

Tenant covenants not to permit the Premises to fall into disrepair or to do or suffer any waste or damage, disfigurement or injury to the Premises, the Building or the Lot, or the fixtures and equipment thereof, or permit or suffer any stationary overloading of the floors thereof. Landlord hereby represents that the floor load of the Building is eighty (80) pounds per square foot.

A R T I C L E 11.

INSPECTION BY LANDLORD

Section 1. Tenant agrees to permit Landlord and the authorized representatives of Landlord to enter the Premises at all reasonable times and upon reasonable notice (except in an emergency when no notice shall be required) for the purpose of inspecting the same, for the purpose of performing cleaning services and making electrical surveys, and if Landlord so elects, but without any obligation so to do, for the purpose of making any necessary repairs to the Premises or the Building and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body, or which Landlord may deem reasonably necessary to prevent waste or deterioration in connection with the Premises or the Building or for the purpose of performing any work required to be performed in connection with any provision of this Lease. Upon completion, Landlord shall restore the Premises to the condition that existed prior to such repair as reasonably practicable under the circumstances. Any such entry by Landlord shall not unreasonably interfere with Tenant’s use of the Premises. Nothing herein shall imply any duty upon the part of Landlord to do any work which, under any provision of this Lease, Tenant may be required to perform, and the performance thereof by Landlord shall not constitute a waiver by Landlord of Tenant's default in failing to perform the same. Landlord may, during the progress of any work in the Premises or the Building, keep and store in the Building but outside the Premises all necessary materials, tools and equipment. Except for Landlord gross negligence or wilful misconduct, Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making repairs or the performance of any work in the Premises or the Building, or on account of bringing materials, supplies and equipment into or through the Premises during the course thereof, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever.

Section 2. Landlord is hereby given the right upon prior reasonable notice during usual business hours to enter the Premises and to exhibit the same for the purposes of sale, lease or mortgage and during the final six (6) months of the term Landlord shall be entitled to display on the Building in such manner as not unreasonably to interfere with Tenant's business the usual "For Sale" or "To Let" signs and Tenant agrees that such signs may remain, unmolested, upon the Premises.

A R T I C L E 12.

ASSIGNMENT AND SUBLETTING

Section 1. Provided that this Lease shall be in good standing and that Tenant shall not be in default of any of its obligations hereunder beyond any applicable cure periods, Tenant may, without Landlord's consent, assign this Lease to (a) any corporation or entity resulting from a merger or consolidation of the Tenant entity, provided that the total net worth of such assignee, after such consolidation or merger, shall be at least equal to $20,000,000.00; or (b) to Tenant's parent company, or to any wholly owned subsidiary of Tenant or Tenant's parent company; and provided further that such successor shall execute an instrument in writing reasonably satisfactory to Landlord's counsel fully assuming all of the obligations and liabilities imposed upon Tenant hereunder and shall deliver the same to Landlord. No such assignment shall operate to relieve Tenant from any liability hereunder.

Section 2. Except as set forth in Section 1 above, Tenant shall not, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, assign, transfer, mortgage or otherwise encumber this Lease, or sublet the whole or any part of the Premises, or permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The giving of such consent by Landlord shall apply only to the specific transaction thereby authorized, and shall not be construed to relieve Tenant from obtaining Landlord's consent to any other or subsequent such assignment, transfer, mortgage or other encumbrance, subletting, use or occupancy, or as modifying or limiting Landlord's rights under this Article 12.

Section 3. Notwithstanding the occurrence of any transaction contemplated by Section 1 or 2 of this Article, Tenant shall, nevertheless, remain primarily liable to perform all covenants and conditions of this Lease. In addition, Tenant shall not be released or discharged from such liability by reason of any modification, amendment or supplement of this Lease agreed to by Landlord and any assignee or subtenant solely or by reason of Landlord's failure to enforce any of its rights or remedies hereunder against any such assignee or subtenant. At least ten (10) days prior to the effective date thereof, Tenant shall furnish Landlord with a conformed copy of any such assignment or sublease, together with an agreement in writing executed by any such assignee or subtenant to assume the obligations imposed by this Lease upon the Tenant and to perform the same in accordance with the terms hereof, and pursuant to which any subtenant agrees that if this Lease shall be terminated by reason of Tenant's default hereunder or otherwise, at Landlord's option, to be exercised by notice to the subtenant, such sublease shall continue in full force and effect and the subtenant will attorn to Landlord. If this Lease be assigned, or if the Premises or any part thereof be sublet, used or occupied by anybody other than Tenant, Landlord may collect Fixed Rent and additional rent from the assignee, subtenant or occupant, and apply the net amount collected to the Fixed Rent and/or additional rent reserved hereunder, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants and conditions of this Lease on the part of the Tenant to be performed. Any violation of any provision of this Lease, whether by act or omission, by any assignee, subtenant or occupant, shall be deemed a violation of such provision by Tenant, it being the intention and meaning of the parties hereto that Tenant shall assume and be liable to Landlord for any and all acts and omissions of any and all assignees, subtenants and/or other occupants.

Section 4. Notwithstanding, and without limiting, any other provisions of this Article, in the event that Tenant shall request Landlord's consent to an assignment of this Lease or a subletting of all or any portion of the Premises, Landlord shall have the option, in lieu of granting or refusing any such consent, to cancel and terminate this Lease, such option to cancel and terminate to be exercised not later than twenty (20) days after Landlord receives from Tenant a notice containing Tenant's request for Landlord's consent to an assignment or subletting. Any such notice containing a request for consent shall contain the following information: (1) the name and business address of the proposed assignee or subtenant; (2) the consideration to be paid by the proposed assignee or sublessee to Tenant for such assignment or subletting; (3) all other business terms and conditions of the proposed assignment or subletting transaction; and (4) such further and additional information as Landlord may request. If Landlord shall exercise its said option to cancel and terminate this Lease, Fixed Rent, additional rent and all other amounts payable by Tenant to Landlord shall be adjusted as of the date any such assignee or sublessee enters into a direct lease with Landlord, accepts possession of the Premises and thereafter commences the payment of rent.

Section 5. Without limiting the foregoing, in the event that this Lease shall be assigned or all or any of the portion of the Premises shall be sublet, then and in that event, seventy-five (75%) percent of the net proceeds, avails and profits of any such assignment and/or sublease shall be paid by Tenant and shall constitute the sole and exclusive property of Landlord determined after the deduction of all reasonable costs and expenses incurred by Tenant in connection with such assignment or sublease including, without limitation, brokers’ fees, attorneys’ fees, tenant improvement allowances or work, and other inducements provided by Tenant. In calculating the net proceeds, avails and profits of any sublease of less than the entire Premises hereof, the rentals payable pursuant hereto and the rentals payable pursuant to any such sublease shall be equitably allocated to the portion of the Premises so being sublet and the net proceeds, avails and profits shall be determined accordingly. In connection with any assignment of this Lease, the said net proceeds, avails and profits shall include any amounts paid to Tenant as the purchase price or other consideration for the transfer of any of Tenant's trade fixtures, equipment or inventory in excess of the then reasonable fair market value thereof. Nothing herein shall be construed as relieving Tenant, in the event of an assignment of this Lease or a subletting of all or a portion of the Premises, of the primary liability to Landlord for the full and faithful performance of the covenants and agreements contained in this Lease.

Section 6. In the event Tenant requests Landlord to approve any assignment of this Lease, or subletting (or other form of occupancy by a third party) of the Premises, Tenant shall pay Landlord a reasonable fee not to exceed $1,500 to cover Landlord's costs for the preparation and/or review of said assignment or sublease, or documents ancillary thereto, credit checks, business checks and other like items.

A R T I C L E 13.

HOLD HARMLESS AND INDEMNIFICATION

Section 1. This Lease is made upon the express condition that except for Landlord’s gross negligence and wilful misconduct, Tenant agrees to and shall keep, save and hold Landlord free and harmless from and indemnify it against all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any injury in or about the Premises to any person or persons, including without limitation, Tenant, its servants, agents and employees, and damage in or about the Premises to any property of any kind whatsoever, and to whomsoever belonging, including without limitation, damage to property of Tenant, its servants, agents and employees, and other parties, which such injury to persons or damage to property occurs as a result of or from any cause or causes whatsoever, including, without limitation, damage from water and/or steam leakage into or upon the Premises (or from the Premises), or its appurtenances, or damage or injury occurring on or about the common areas, sidewalks or parking areas adjacent thereto, during the term of this Lease or any occupancy hereunder. Tenant hereby covenants and agrees to indemnify, protect and save Landlord harmless from all liability, judgments, claims, loss, costs and obligations on account of or arising out of any such injuries and damages however occurring, except to the extent occasioned by Landlord's wilful misconduct or gross negligence, provided always, however, that if and to the extent that Tenant receives any proceeds from applicable policies of insurance with respect to same, then the amount of such proceeds shall be credited against any amounts payable by Landlord to Tenant hereunder.

Section 2. Tenant, as a material part of the consideration to be rendered to Landlord, hereby waives all claims against Landlord for damages to goods, equipment, improvements, wares and merchandise in, upon or about the Premises and for injuries to Tenant, its servants, agents, employees or third persons in or about the Premises from any cause arising at any time, except to the extent occasioned by Landlord's wilful misconduct or gross negligence, provided always, however, that if and to the extent that Tenant receives any proceeds from applicable policies of insurance with respect to same, then the amount of such proceeds shall be credited against any amounts payable by Landlord to Tenant hereunder.

Section 3. Except as otherwise specifically set forth in this Lease, each party shall bear the cost of its own counsel incurred in connection with this Lease and Tenant's use and occupancy of the Premises.

A R T I C L E 14.

CASUALTY

Section 1. In case of any damage to the Building on the Lot by fire or other casualty occurring during the term of this Lease or previous thereto, which renders the Premises wholly untenantable so that the same cannot be repaired within one hundred twenty (120) days from the happening of such damage, then the term hereby created shall, at the option of Landlord or Tenant, terminate from the date of such damage. In the event Landlord elects to terminate the Lease for any reason which is due to the inability to restore the same within the one hundred twenty (120) day period, Landlord shall so notify Tenant within thirty (30) days of the happening of the fire or casualty, and in such event Tenant shall immediately surrender the Premises and shall pay rent only to the time of such damage and Landlord may re-enter and repossess the Premises free and clear of any rights of Tenant under this Lease. In the event Landlord can restore the Premises within one hundred twenty (120) days, it shall so notify Tenant within thirty (30) days after the happening of the fire or casualty and the Lease shall remain in full force and effect during the period of Landlord's restoration, except that rent and additional rent shall abate while the repairs and restoration are being made, but the rent shall recommence upon restoration of the Premises and delivery of the same by Landlord to Tenant. Landlord agrees that it will undertake reconstruction and restoration of the damaged Premises with due diligence and reasonable speed and dispatch.

Section 2. If the Building shall be damaged, or a portion of the Lot is damaged which materially reduces the number of parking spaces on the Lot or materially and negatively impacts access to the Building, but the damage is repairable in Landlord's estimation, within one hundred twenty (120) days, Landlord agrees to repair the same with reasonable promptness. In such event, the rent and additional rent accrued and accruing shall not abate, except for that portion of the Premises that has been rendered untenantable and as to that portion the rent shall abate based on equitable adjustments as reasonably determined by Landlord. If any damage to the Building or Lot is not repairable in Landlord's estimation within one hundred twenty (120) days, either party shall have the right to terminate this Lease upon serving written notice of such election upon the other party. In addition, if the cost to repair same shall exceed 15% of the replacement of the Building, Landlord may at its option terminate this Lease upon serving written notice of such election upon Tenant. Notwithstanding anything in this Lease to the contrary, Landlord shall have the option of terminating this Lease, and shall not be required to repair any damage caused by any fire or other casualty, if said fire or other casualty occurs during the last year of the term hereof.

Section 3. In connection with Landlord's restoration as hereinafter referred to, in determining what constitutes reasonable promptness consideration shall be given to delays caused by acts of God, strikes, and other causes of Force Majeure beyond the Landlord's control.

Section 4. Tenant shall immediately notify Landlord in case of fire or other damage to the Premises.

Section 5. Notwithstanding anything contained in this Article 14, if repairs are not completed within one hundred fifty (150) days of the date of damage, subject to delays due to Force Majeure not to exceed sixty (60) days, Tenant shall have the right prior to the completion of such work or Tenant's taking possession of the Premises to terminate this Lease, in which event Landlord and Tenant shall thereupon be released of liability one to the other (with the exception, however, of any unpaid Fixed Rent and/or additional rent accrued through the date of termination, which shall remain the responsibility of Tenant), and the within Lease shall be deemed null and void.

Section 6. Anything contained in the within Lease Agreement to the contrary notwithstanding, it is understood and agreed by and between the parties hereto that in no event shall Landlord be obligated to expend any funds in connection with any repair or restoration work in excess of the proceeds of insurance policy payments which are made available to Landlord by insurance carriers and by any mortgagee of the Premises and the Building. Landlord's obligations in connection with such repair and/or restoration work shall and are hereby strictly limited to the replacement of the basic Building area as demised by Landlord to Tenant as of the Commencement Date of the term hereof (including the Work) and in no event shall Landlord be obligated to replace, repair or restore any improvements to the Premises or alterations thereof installed therein by or on behalf of Tenant nor shall Landlord be obligated in any event whatsoever to replace, repair or restore Tenant's leasehold improvements, personal property, furniture, fixtures, equipment or the like. Landlord shall cooperate with Tenant in obtaining insurance proceeds on Tenant’s leasehold improvements, personal property, furniture, fixtures, equipment or the like, provided that Landlord incurs no cost or expense in connection therewith.

A R T I C L E 15.

CONDEMNATION/EMINENT DOMAIN

Section 1. This Lease and the term hereof shall terminate: (1) if the entire Premises shall be taken by condemnation or eminent domain; or (2) if a portion of the Lot (other than the Building) is taken (x) materially reducing the number of parking spaces on the Lot, or (y) materially and negatively impacting access to the Building; or (3) at the option of Tenant (exercisable by notice given to Landlord within thirty (30) days after the date after formal institution of the taking proceedings by the filing of a Complaint or Declaration of Taking) if a material part of the Premises shall be taken in any condemnation or eminent domain proceeding(s). A taking of a "material part of the Premises", as such quoted words are used herein, shall mean the condemnation or taking by eminent domain of so much of the Premises, in excess of 15% of the area thereof, as shall materially and adversely prevent Tenant from operating its business in the Premises for the purposes for which the Premises were leased to Tenant or for the purposes for which the Premises were being used at the date of such taking; or (3) at the option of Landlord (exercisable by notice given to Tenant within three (3) months after the date of taking), if more than 15% of the Lot or if more than 15% of the Building shall be taken by condemnation or eminent domain.

Section 2. Any termination of this Lease Agreement pursuant to the provisions of this Article shall be effective upon the date of transfer of possession in connection with the taking proceedings, and, upon such termination, Tenant shall be liable only for the payment of Fixed Rent, additional rent, impositions and other charges herein, pro-rated to the date of such termination, and Landlord shall refund any payment in excess thereof to Tenant. Tenant may, if permitted by law, make any independent application by separate proceedings apart from the proceeding in which Landlord shall be prosecuting its claim, to any condemning authority, for any award which might be independently payable to it in connection with Tenant's moving expenses, business dislocation damages or for the taking of Tenant's leasehold improvements, provided that no such application or any award rendered pursuant thereto shall operate to diminish any award which would otherwise be payable to Landlord. Tenant waives its right to and agrees that it shall not (i) make any claim in or with respect to any condemnation or eminent domain proceedings whatsoever or otherwise except as hereinabove specifically provided, or (ii) make any claim against Landlord in any other action for the value of the unexpired portion of this Lease or the term hereof. Except as above specifically provided, the total amount of all condemnation awards shall be the sole and exclusive property of the Landlord, and Tenant shall not participate therein or in the negotiation thereof or have any rights whatsoever with respect to the awards or the proceeds of any such proceedings.

Section 3. In the event that any part of the Premises is taken in any condemnation or eminent domain proceedings and this Lease is not terminated pursuant to Section 1 hereof, then this Lease shall remain in full force and effect as to such remaining portion, except that from and after the effective date of any such taking, Tenant shall be entitled to an equitable reduction in the Fixed Rent required to be paid hereunder in accordance with the value of the leasehold before and after any such condemnation, due regard being given to any reduction in square foot area of the Premises caused by such taking, the location of the areas which were taken in such proceedings, and the uses to which the Premises might reasonably be put subsequent to the date of such taking. If Landlord and Tenant do not agree on the amount of such reduced rent, the same shall be determined by arbitration as herein provided. Subject to the approval and consent of any then mortgagee of the Premises and the Building and to the terms and conditions of any mortgage upon the Premises and the Building and subject to the availability of the proceeds of any award for reconstruction and restoration and the agreement of any mortgagee to make such proceeds available, Landlord shall promptly reconstruct and restore the portion of the Premises remaining after such taking to a complete architectural unit. Except as set forth herein, any rebuilding or restoration by Landlord shall be strictly limited to the basic building structure as initially demised hereunder. In no event shall Landlord be obligated to expend any sums for such rebuilding or restoration in excess of the amount of money actually paid to and received by Landlord, net of all expenses, from any condemning authority and/or from any mortgagee of the Premises and the Building to whom any such award may have been paid by such condemning authority. The payment of any award by any condemning authority to Landlord's mortgagee and the application of such payment on account of Landlord's mortgage shall not be deemed to constitute receipt or constructive receipt of payment by Landlord. All condemnation proceeds shall be subject to the requirements of any mortgagee of the Premises and the Building that same be applied in reduction of such mortgage balance (in which event Landlord shall not be obligated to restore the Premises) and the remaining portion of any award, if any, not so applied shall at all times be available to Landlord for construction and restoration purposes and shall be the sole and exclusive property of Landlord. The balance of any such proceeds shall, after completion of restoration and reconstruction, be retained by Landlord. Monies paid "into Court" shall not be deemed to constitute payment of such award to Landlord until Landlord agrees to accept the same and until such monies are physically delivered to Landlord by the condemning authority and by Landlord's mortgagee, if any.

A R T I C L E 16.

BANKRUPTCY/INSOLVENCY AND DEFAULT OF TENANT

Section 1. If during the term of this Lease, (a) Tenant shall make an assignment for the benefit of creditors, or (b) a voluntary petition be filed by Tenant under any law having for its purpose the adjudication of Tenant a bankrupt, or the extension of time of payment, composition, adjustment, modification, settlement or satisfaction of the liabilities of Tenant or the reorganization or liquidation of Tenant, or (c) a receiver be appointed for the property of Tenant by reason of the insolvency or alleged insolvency of Tenant, or if (d) any department of the state or federal government or any officer thereof or duly authorized Trustee or Receiver shall take possession of the business or property of Tenant by reason of the insolvency or alleged insolvency of Tenant, or if (e) an involuntary petition be filed against Tenant under any law having for its purpose the adjudication of Tenant a bankrupt, or for the liquidation of Tenant; and except with respect to items (a) and (b), supra, of this Section 1, which shall be non-curable events of default, if Tenant shall not within ninety (90) days thereafter, remove, have dismissed and/or cure any of the foregoing, then Landlord may give Tenant notice of a default under this Lease and if, within thirty (30) days after such notice, Tenant shall still have not removed and/or cured any of the foregoing; or if (f) any Debtor-in-Possession ("so-called"), Receiver or Trustee pursuant to any bankruptcy or insolvency law whether Federal or State shall attempt to assign this Lease to any party or attempt to sublet all or any part of the Premises, then the occurrence of any such event shall be deemed a breach of this Lease and this Lease shall, ipso facto, upon the happening of any of said events and at the election of Landlord, be terminated and the same shall expire as if the day of the happening of such event were the date herein specifically fixed for the expiration of the term, and Tenant (or such Debtor-in-Possession, Receiver or Trustee as the case may be) will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided. If any of the aforesaid events occur prior to the Commencement Date hereof, this Lease shall be ipso facto terminated. Landlord reserves the right to file a claim against any assignee, receiver or trustee of or for the Premises for damages and for loss of rent, for the full term of the Lease or otherwise, which Landlord may suffer, as a result of the foregoing.

Section 2. If, during the term of this Lease, Tenant shall default in performance of any of the covenants of this Lease (other than the covenants for the payment of Fixed Rent and additional rent), or if any executions or attachments shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, then in any such event Landlord shall be obligated to give to Tenant notice of any default or of the happening of any contingency in this Article referred to, and if at the expiration of thirty (30) days after such notice the default or the contingency upon which said notice was based shall continue to exist, or, in the event said default or contingency cannot be cured within thirty days, if, at the expiration of thirty days after such notice, Tenant has not commenced to cure said default or contingency and shall not thereafter be diligently prosecuting said cure to completion. Landlord, at its option, may terminate this Lease, and upon such termination Tenant will quit and surrender the Premises to Landlord, but Tenant shall nonetheless remain liable under the terms and conditions hereof as herein provided.

Section 3. If Tenant shall fail to make any payment of Fixed Rent and/or additional rent, or any part of the same, within five (5) days of the date when due, Landlord may immediately thereafter terminate this Lease and exercise all remedies available hereunder, but Tenant shall nonetheless remain liable under the terms and conditions hereof as herein; provided, however, that on two (2) occasions per lease year, Tenant shall be given written notice of and a five (5) day “cure period” before Landlord shall have the rights set forth above.

Section 4. Upon any termination of this Lease, Landlord or Landlord's agents and/or servants may immediately or at any time thereafter re-enter the Premises and remove all persons and all or any property therefrom either by summary dispossess proceedings or by any suitable action or proceedings at law and may repossess said Premises together with all additions, alterations and improvements thereto, without such re-entry and repossession working a forfeiture or waiver of the rents to be paid and the covenants to be performed by Tenant during the full term hereof. In the event of termination of this Lease by reason of the occurrence of any of the events described in this Article, or in the event of the termination of this Lease by summary dispossess proceedings or under provisions of law now or at any time hereafter in force by reason of or based upon or arising out of a default under or breach of this Lease on the part of Tenant beyond all applicable cure periods, or upon Landlord's recovering possession of the Premises in any circumstances whatsoever, whether with or without legal proceedings, by reason of or based upon or arising out of a default under or breach of this Lease on the part of Tenant beyond all applicable cure periods, Landlord may, at its option, at any time and from time to time re-let the Premises, or any part or parts thereof, for the account of Tenant or otherwise, and receive and collect the rents therefor, applying the same first to the payment of such actual and out-of-pocket expenses as Landlord may have reasonably incurred in recovering possession of the Premises, including the legal expenses and reasonable attorneys' fees, and expenses of putting the same into good order or condition and preparing or altering the same for re-rental and all other expenses, commissions and charges paid, assumed or incurred by Landlord in re-letting the Premises or in connection with a termination of this Lease by reason of Tenant's default and then to the payment of monthly Fixed Rent and additional rent hereunder. Any such re-letting herein provided for may be, at Landlord's option, for the remainder of the term of this Lease or for a longer or shorter period and/or for a higher or lower rent and/or with the granting of concessions. In any such case and whether or not the Premises, or any part thereof be re-let, Tenant shall pay to Landlord the Fixed Rent, additional rent and all other charges required to be paid by Tenant pursuant to this Lease up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, together with such actual and out-of-pocket expenses as Landlord may reasonably incur for reasonable attorneys' fees, brokerage fees and the cost of putting the Premises in good order or for preparing same for re-rental, and thereafter Tenant covenants and agrees, if required by Landlord, to pay to Landlord until the expiration date of the term of this Lease, as herein provided, as and for liquidated damages the equivalent of the amount of all the Fixed Rent reserved herein, additional rent and all other charges required to be paid by Tenant, less the net avails of re-letting, if any, and the same shall be due and payable by Tenant to Landlord on the several rent days herein specified, that is to say, upon each of such rent days, Tenant shall pay to Landlord the amount of the deficiency then existing (any deficiency in Fixed Rent and additional rent to be computed separately for each month). In computing such liquidated damages there shall be added to the said deficiency such actual and out-of-pocket expenses as Landlord may reasonably incur in connection with re-letting, such as legal expenses, reasonable attorneys' fees, brokerage, advertising, and for keeping the Premises in good order or for preparing the same for re-letting. Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a default by Tenant hereunder; provided, however, Landlord shall not be required to re-let the entire Premises to a single tenant or undertake any actions inconsistent with its then current leasing practices or market the Premises preferentially to any other space or property which Landlord or its affiliates have available for lease. Landlord shall be entitled to retain any overage received as a result of its re-letting of the Premises and Tenant shall have no rights therein or thereto.

Section 5. Except as set forth herein, no expiration or termination of the Lease term pursuant to Sections 1, 2, 3 or 6 of this Article 16 or by operation of law, or otherwise (except as expressly provided herein), and no repossession of the Premises or any part thereof pursuant to Section 4 of this Article 16, or otherwise, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination or repossession.

Section 6. Without limiting Landlord's rights and remedies under the preceding Sections of this Article, if Tenant shall fail to make any payment, or perform any act on its part to be made or performed, as in this Lease provided, Landlord may after the expiration of all applicable cure periods (but shall not be obligated to do so), without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, make any such payment or perform any such act on the part of Tenant to be made and performed, as in this Lease provided, in such manner and to such extent as Landlord may deem desirable, and in exercising any such rights Landlord may pay necessary and incidental and reasonable costs and expenses, employ counsel and incur and pay reasonable attorneys' fees. All sums so paid by Landlord and all reasonably necessary and incidental actual and out-of-pocket costs and expenses reasonably incurred by Landlord in connection with the performance of any such act by Landlord, together with interest computed thereon at the rate which shall be two (2%) percent per annum in excess of the prevailing interest rate charged by Chase Manhattan Bank, N.A. to its most credit worthy customers ("Prime"), which interest rate is to be adjusted as Prime fluctuates from time to time (or the maximum legal rate of interest then prevailing, whichever shall be less), from the date of the making of such expenditure by Landlord shall be deemed additional rent hereunder and, unless otherwise expressly provided, shall be payable to Landlord upon demand or at the option of Landlord, may be added to Fixed Rent or additional rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums, with interest as aforesaid, within five (5) days after demand, and Landlord shall have, in addition to any other right or remedy, the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Fixed Rent.

Section 7. If this Lease shall terminate by reason of the occurrence of any default of Tenant or any contingency mentioned in this Article, Landlord shall at its option and election be entitled, notwithstanding any other provision of this Lease, or any present or future law, to recover from Tenant or Tenant's estate (in lieu of all claims against Tenant relating to unpaid Fixed Rent or additional rent), as damages for loss of the bargain and not as a penalty, a lump sum which at the time of such termination of this Lease equals the then present worth of the Fixed Rent and all other charges payable by Tenant hereunder that were unpaid or would have accrued for the balance of the term, less the fair and reasonable rental value of the Premises for the balance of such term, such lump sum being discounted to the date of termination at the rate of six (6%) percent per annum, unless any statute or rule of law governing the proceeding in which such damages are to be proved shall limit the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages by reason of such breach and termination of this Lease, the maximum amount which may be allowed by or under any such statute or rule of law. If the Premises or any part thereof shall be re-let by the Landlord for a period including the unexpired term of this Lease or any part thereof, before the presentation of proof of such liquidated damages to any court, commission, or tribunal, the amount of rent reserved on such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice Landlord's right to prove and obtain as liquidated damages arising out of such breach or termination the maximum amount to be allowed by or under any such statute or rule of law which may govern the proceedings in which such damages are to be proved whether or not such amount be greater, equal to, or less than the amount of the excess of the Fixed Rent over the rental value referred to above. Notwithstanding anything to the contrary contained herein, the remedy set forth in this Article 16, Section 7 shall only be available to Landlord if Landlord obtains a judgment from a court of competent jurisdiction entitling Landlord to collect rent on a monthly basis thereafter, and Tenant fails to make any such monthly payment in a timely manner.

Section 8. No receipt of payment by Landlord from Tenant, after the termination of this Lease, as herein provided, shall reinstate, continue or extend the term or operate as a waiver of the right of Landlord to recover possession of the Premises, it being agreed that, upon termination, any and all payments collected shall be on account of Tenant's obligations hereunder.

Section 9. Tenant hereby expressly waives the service of notice of intention to re-enter as provided for in any statute, or the necessity to institute legal proceedings to that end, and also waives any and all right or redemption in case Tenant shall be dispossessed from the Premises or this Lease shall be terminated. The terms "enter", "re-enter", "entry", or "re-entry", as used in this Lease are not restricted to their technical legal meaning.

Section 10. Tenant agrees to pay, as additional rent, all reasonable attorneys' fees and other actual and out-of-pocket expenses reasonably incurred by Landlord in the enforcement of any of the obligations or agreements of Tenant under this Lease.

A R T I C L E 17.

SERVICES FURNISHED BY LANDLORD

Section 1. As long as Tenant is not in default under any provision of this Lease, Landlord shall furnish the following services to Tenant during Normal Business Hours (as hereinafter defined):

(a) Passenger elevator service;

(b) Heat, ventilation and air conditioning, to be provided by systems designed to produce heat and air conditioning in accordance with the performance standards set forth on Exhibit E annexed hereto and made a part hereof, (Tenant agrees to keep peripheral windows closed and at all times to cooperate with Landlord and observe all regulations which Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilation and air conditioning system). For and during that portion of each lease year between October 15 and May 15, Landlord shall provide heat to the Premises as climatic conditions shall require, and for and during the portion of each lease year between May 16 and October 14, Landlord shall provide air conditioning to the Premises as climatic conditions shall require. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be obligated to provide air conditioning or any climate control system(s) of any type to any area(s) within the Premises used as and for "computer room(s)" or the like;

(c) Water for ordinary drinking and lavatory purposes, but if Tenant uses water for any other purposes or in unusual quantities, Landlord may install a water meter at Tenant's expense and Tenant shall pay for water consumed, as shown by said meter as additional rent as bills therefor are rendered;

(d) Cleaning services with respect to the office area of the Premises which cleaning services shall be as described and set forth on Exhibit F annexed hereto and made a part hereof, on days of Normal Business Hours. Tenant shall pay to Landlord the cost of removal of any of Tenant's excess rubbish. Landlord shall not be required to clean or exterminate any areas of the Premises which are used for the preparation or dispensing of food or beverages or for storage, shipping or similar purposes.

(e) Passenger van service to be operated between the hours of 8:00 AM and 6:00 PM, Monday through Friday for purposes of transporting Tenant’s employees between the Building and the following locations within the City of Newark: the Newark business district, Penn Station, Broad Street Station, City Hall, the New Jersey Performing Arts Center and the Newark Bears’ Stadium. The use of the passenger van service by Tenant shall be free of charge except that the cost to operate such van service shall be included in Operating Costs (as hereinafter defined). The use of the passenger van service shall be shared with the other tenants in the Building on a first come, first served basis. Landlord shall have the right to designate a schedule of operation during the hours between 8:00 AM and 11:59 AM. Landlord shall have no liability to Tenant in the event of any failure in the operation of the passenger van service.

Section 2. For the purposes of this Lease, "Normal Business Hours" shall mean the period between 8 A.M. and 10 P.M. seven days per week, excluding legal holidays and Building holidays and other days which may be designated holidays in labor contracts with trades providing services to the Premises or as may be designated as legal holidays in the State of New Jersey. Current Building holidays are set forth on Exhibit G. Notwithstanding the foregoing, Tenant shall have access to the Premises twenty four (24) hours a day, three hundred sixty five (365) days a year. Except as herein otherwise provided, Landlord shall in no event be required to supply central heating or air conditioning other than during Normal Business Hours except that supplemental heating, ventilation and air conditioning units shall be installed in the Premises by Landlord as part of the Work. Tenant shall pay for the use of its supplemental heating, ventilation and air conditioning units based upon a separate meter. If such separate meter is damaged or becomes inoperative, Tenant shall pay for the use of its supplemental heating, ventilation and air-conditioning units based upon a separate submeter or other energy measuring system utilized by Landlord at the Building until the damage is repaired or the meter becomes operational. All amounts due from Tenant pursuant to this Article 17, Section 2 shall be paid either to Landlord within ten (10) days of being billed therefor or directly to the supplier of the utility, as applicable.

Section 3. Landlord shall not be liable for full or partial stoppage or interruption of the above services or utilities caused by any factors beyond Landlord's reasonable control and Landlord shall not be liable for consequential damages in any event. No such stoppage shall operate to constitute a constructive eviction of Tenant. Notwithstanding the foregoing, in the event the stoppage or interruption of the above services or utilities is solely caused by the gross negligence or wilful misconduct of Landlord and such services are not restored within seven business (7) days, and as a result thereof Tenant cannot reasonably use the Premises, Fixed Rent shall abate on the eighth (8th) business day and continue abated until such service is restored.

A R T I C L E 18.

ADDITIONAL RENT

Section 1. It is expressly agreed that Tenant shall pay, in addition to the Fixed Rent, and as additional rent hereunder, in each calendar year which occurs wholly or partially during the term hereof, its Proportionate Share, of all "Operating Costs" and "taxes" (as said terms are hereinafter defined) of the Building and the Lot which shall exceed those applicable to the "Base Year". For the purposes of this Lease, the term "Base Year" shall mean the calendar year 2007.

Section 2. For the purposes of this Article 18, "Operating Costs" shall mean the following expenses paid or incurred by Landlord in connection with the Building and the Lot (the Lot being defined as Lot 18, Block 32, on the Tax Map of Newark, New Jersey):

A. Wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or by union agreement (or, if the employees of any of them are non-union, then payments for benefits comparable to those generally required by union agreement in first class office buildings in the Essex County, New Jersey area which are unionized) made to or on behalf of all employees of Landlord performing services rendered in connection with the operation and maintenance of the Building and the Lot, including, without limitation, elevator operators, elevator starters, window cleaners, porters, janitors, maids, miscellaneous handymen, watchmen, persons engaged in patrolling and protecting the Building and the Lot, carpenters, engineers, firemen, mechanics, electricians, plumbers, persons engaged in the operation and maintenance of the Building and “Real Property” (as hereinafter defined in Section 3 of this Article 18), Building superintendent and assistants, Building manager, and clerical and administrative personnel.

B. The uniforms of all employees, and the cleaning, pressing and repair thereof.

C. Cleaning costs for the Building and Lot, including the windows and sidewalks, all snow and rubbish removal (including separate contracts therefor) and the costs of all labor, supplies, equipment and materials incidental thereto.

D. Premiums and other charges incurred by Landlord with respect to all insurance relating to the Building and the Lot and the operation and maintenance thereof, including, without limitation: fire and extended coverage insurance, including windstorm, flood, hail, explosion, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance; public liability; elevator; workmen's compensation; boiler and machinery; rent; use and occupancy; health, accident and group life insurance of all employees; and casualty rent insurance.

E. The cost of electricity, heat, water and sewer and any and all other utility services used in connection with the operation and maintenance of the Building and the Lot (excluding electricity and other utility services, if any, which are paid directly by tenants). For the purpose of this Section, "cost of electricity" shall include the cost of electricity for common areas attributable to Building operation [i.e. mechanical equipment operation, common area electricity usage, exterior lighting and, in general, all other electric utility usage mutually enjoyed by all tenants (based upon the electricity rate to be adjusted for summer and winter as applicable, and inclusive of demand charge, energy charge and energy adjustment charge in effect as of the Commencement Date)] reduced by amounts due from tenants for special electrical usage in conjunction with elapsed time recorded usage for overtime operation of the Building mechanical systems actually paid to Landlord pursuant to Article 17 hereof, as said Article pertains to electrical usage only.

F. Costs incurred for operation, service, maintenance, inspection, repair and alteration of the Building, the Lot, and the heating, air-conditioning, ventilating, plumbing, electrical and elevator systems of the Building (including any separate contract therefor) and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items; provided, however, Operating Costs shall not include any cost incurred by Landlord in expanding the Building.

G. Sales and excise taxes and the like upon any of the expenses enumerated herein.

H. Management fees of the managing agent for the Building, if any. If there shall be no managing agent, or if the managing agent shall be a company affiliated with Landlord, the management fees that would customarily be charged for the management of the Building by an independent, first-class agent in the Essex County, New Jersey area.

I. The cost of replacements for tools and equipment used in the operation and maintenance of the Building and the Lot.

J. The cost of repainting or otherwise redecorating any part of the Building other than premises demised to tenants in the Building.

K. Decoration for the lobby and other public portions of the Building.

L. The cost of telephone service, postage, office supplies, maintenance and repair of office equipment and similar costs related to operation of the Building Superintendent's office.

M. The cost of licenses, permits and similar fees and charges related to operation, repair and maintenance of the Building.

N. Auditing fees necessarily incurred in connection with the maintenance and operation of the Building, and reasonable accounting fees incurred in connection with the preparation and certification of a real estate tax escalation and the Operating Cost escalation statements pursuant to this Article 18.

O. All costs incurred by Landlord to retrofit any portion or all of the Building to comply with a change in existing legislation, whether Federal, State or Municipal; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building in the Essex County, New Jersey area.

P. All expenses associated with the installation of any energy or cost saving devices.

Q. The pro rata share of all costs and expenses relating to the Real Property (as hereinafter defined) and its maintenance, operation and repair of any common facilities including, but not limited to, snow removal, landscaping and similar services.

R. Any and all reasonable expenditures of Landlord in connection with the operation, repair and/or maintenance of the Parking Lots.

S. Any and all other expenditures of Landlord in connection with the operation, repair or maintenance of the Lot or the Building which are properly expensed in accordance with generally accepted accounting principles; provided, however, Operating Costs shall not include any cost incurred by Landlord in expanding the Building.

If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in subsections F, O and P above, or otherwise, then the costs for the same shall be amortized on a straight-line basis over a useful life period (but not more than ten(10) years), and Tenant shall reimburse Landlord for the portion of such costs allocable to the applicable amortization period which falls within the term hereof. At Landlord’s option, such reimbursement shall be paid by Tenant either (i) in a lump sum without interest within thirty (30) days of its receipt of Landlord’s invoice therefor, or (ii) in monthly installments, as additional rent, at the same time and in the same manner as Fixed Rent. If Landlord shall lease such item of capital equipment, then the rentals or other operating costs paid pursuant to such leasing shall be included in Operating Cost for each year in which they are incurred. In the event the Building is less than 95% occupied during the Base Year or any subsequent year, Operating Costs for the Base Year and lease year in question shall be appropriately adjusted so that Operating Costs shall reflect such Operating Costs as would have been incurred if the Building were 95% occupied during said year. In addition to the foregoing, Operating Costs for the Base Year shall also be adjusted to exclude any extraordinary expense of a one-time nature incurred during the Base Year.

Notwithstanding anything to the contrary contained herein, in the event that any tenant of the Building is separately billed for any item of Operating Costs, the amount billed to such tenant shall not be included in the term Operating Costs and the rentable floor area of such tenant’s leased premises shall be excluded for the purposes of determining Tenant’s Proportionate Share with respect thereto.

Section 3. (a) Tenant shall also pay, as additional rent, its Proportionate Share of real estate taxes, assessments, sewer rents, rates and charges, state and local taxes, transit taxes or any other governmental charge, general, special, ordinary or extraordinary (hereinafter collectively called "taxes") (but not including income or franchise taxes or any other taxes imposed upon or measured by the Landlord's income or profits, except if in substitution for real estate taxes as hereinafter provided, personal property taxes, sales tax and excise taxes) which may now or hereafter be levied or assessed against the Lot and upon the Building (collectively called the "Real Property") attributable to any tax year which is in excess of the amount of taxes on the Real Property attributable to the Base Year. The taxes for the Base Year shall be the product of the tax rate in effect as of the Base Year times the assessment for the calendar year in which the Building shall be fully assessed as a completed building. Landlord represents that the Building is currently fully assessed as a completed building. The Landlord shall take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of time, and Tenant shall be obligated to pay its Proportionate Share, of the installments of any such assessment applicable to the term of this Lease or any renewal hereof. Any amount due to the Landlord under the provisions hereof shall be paid within ten (10) days after the Landlord shall have submitted a statement to Tenant showing in detail the computation of the amount due to Landlord. The amount of taxes for the Base Year, against which Tenant's liability for additional rent in subsequent years is determined, shall be the amount thereof finally determined to be legally payable by legal proceedings or otherwise. In the event the amount of taxes for the Base Year has not been finally determined by legal proceedings or otherwise at the time of payment of taxes for any subsequent year, the actual amount of taxes paid by Landlord for the Base Year shall be used in the statement provided by Landlord as the basis for Tenant's liability hereunder with respect to such subsequent year. Upon final determination of the amount of taxes for the Base Year by legal proceedings or otherwise, Landlord shall deliver to Tenant a statement setting forth the amount of taxes for the Base Year as finally determined and showing in reasonable detail the computation of any adjustment due to Landlord by reason thereof. Any payment due to Landlord by reason of such adjustment shall be paid as hereinbefore provided.

(b) If Landlord shall receive any tax refund or rebate in respect of any tax year during the term hereof following the Base Year, Landlord may deduct from such tax refund any reasonable expense actually incurred in obtaining such tax refund, and out of the remaining balance of such tax refund, Landlord shall (i) credit against Tenant's obligations under this Section, Tenant's Proportionate Share thereof, or (ii) if the term has expired, pay to Tenant, Tenant’s Proportionate Share thereof, provided that Tenant shall have paid the Landlord all taxes due under this Lease for the tax year to which such refund or rebate is allocable and for the tax year in which such refund or rebate shall have been received. This covenant shall survive the expiration or termination of this Lease.

(c) If the tax year for real estate taxes shall be changed, then an appropriate adjustment shall be made in the computation of the additional tax due to Landlord or any amount due to Tenant. The computation shall be made in accordance with sound accounting principles.

(d) If the last year of the term of this Lease ends on any day other than the last day of a tax year, any payment due to Landlord or to Tenant by reason of any increase or decrease in taxes shall be pro-rated and Tenant shall pay any amount due to Landlord within ten (10) days after being billed therefor, and Landlord shall pay any amount due to Tenant within ten (10) days of Landlord’s calculation thereof. This covenant shall survive the expiration or termination of this Lease.

(e) If at any time during the term of this Lease the method or scope of taxation prevailing at the commencement of the Lease term shall be altered, modified or enlarged so as to cause the method of taxation to be changed, in whole or in part, so that in substitution for, or as a supplement to, the real estate taxes now assessed there is, a capital levy or other imposition based on the value of the Building or Lot or the rents received therefrom, or some other form of assessment, tax or imposition based in whole or in part on some other valuation of the Real Property or any portion thereof, as if the Real Property were the only property owned by the Landlord, then and in such event, such substituted or supplemental tax, assessment or imposition shall be deemed included in "taxes" for purposes of this Article 18.

(f) Landlord hereby represents to Tenant that all taxes due to be paid on the date hereof have been paid and that Landlord’s tax appeal for tax year 2006 is pending.

Section 4. Commencing on January 1, 2008 and continuing for and during each calendar year of the term of this Lease Agreement, Tenant agrees to pay to Landlord, at Landlord's option and at the same time as each monthly payment of Fixed Rent and in addition thereto, an amount equal to one-twelfth (1/12) of Tenant's Proportionate Share of the increase in the Operating Costs and taxes applicable to the current calendar year based upon Landlord's reasonable estimate of the amount by which such calendar year shall be in excess of the Base Year. Said sum shall be held by Landlord and shall be employed in connection with the payment of such Operating Costs and taxes as same become due and payable. Tenant further agrees to make such further payments in such amounts and at such times as Landlord may reasonably require to account for any deficiency in the reserve funds held by Landlord so as to enable Landlord to satisfy the increase in the Operating Costs and taxes for the particular calendar year in full, which sums Tenant shall furnish Landlord as additional rent hereunder. Notwithstanding the foregoing provisions, if at any time Landlord incurs such costs at a higher rate Landlord shall have the right to bill Tenant for its Proportionate Share of said excess and to continue to collect same in advance on a monthly basis as above provided. Within five (5) months after the end of each calendar year during the term hereof, Landlord shall deliver to Tenant a reasonably detailed statement (the "End of Year Statement") setting forth the actual Operating Costs and taxes for such calendar year. If Tenant has paid less than the actual amount due, Tenant shall pay the difference to Landlord within ten (10) days after Landlord's demand therefor. Any amount paid by Tenant which exceeds the amount due shall be credited against the next succeeding estimated payments due hereunder, unless the term has then expired, in which event the excess amount shall be refunded to Tenant within ten (10) days of Landlord’s calculation thereof.

Section 5. Without limiting any of Tenant's obligations pursuant to this Article 18, Tenant shall have the right, at its cost and expense, to audit the Operating Costs for the immediately preceding calendar year only, in order to verify the accuracy of any expense which was charged to Tenant as additional rent hereunder provided that:

(a)  Tenant shall notify Landlord of its election to audit the Operating Costs within thirty (30) days following Tenant’s receipt of the End of Year Statement;

(b) such audit shall be conducted only during the hours of 10 A.M. to 4 P.M. on Monday through Friday on the 10th through the 25th day of the month;

(c) such audit shall be conducted at the office where Landlord maintains Operating Costs expense records and only after Tenant gives Landlord at least thirty (30) days' prior written notice;

(d) Tenant shall deliver to Landlord a copy of the results of such audit within ninety (90) days following Tenant's receipt of the End of Year Statement;

(e) Intentionally deleted;

(f)  such audit shall only be conducted by a certified public accountant not compensated on a contingent fee basis;

(g)  no audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease beyond any applicable notice and cure periods;

(h) no subtenant shall have any right to conduct an audit;

(i) no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; and

(j) Tenant shall keep the results of such audit strictly confidential and shall not disclose the same to any other tenant of the Building, unless the disclosure is required by a court ordered subpoena.

In the event that Tenant's audit alleges that an error was made by Landlord, Landlord shall have ninety (90) days following receipt of the results of such audit to obtain an audit from an accountant of Landlord's choice, at Landlord's cost and expense, or Landlord shall be deemed to have accepted the results of Tenant's audit. In the event that Landlord's and Tenant's accountants shall be unable to reconcile the results, both accountants shall mutually agree upon a third accountant whose determination shall be conclusive. The cost of any such third accountant shall be shared equally between Landlord and Tenant. If it is determined that Tenant has paid less than the actual amount due, Tenant shall pay the difference to Landlord within thirty (30) days after the date of such determination. If it is determined that Tenant has paid any amount in excess of the amount due, such excess amount shall be refunded to Tenant within thirty (30)days after the date of such determination.

A R T I C L E 19.

ELECTRIC CHARGES

Section 1. Tenant shall pay Landlord for its use of electric energy in the Premises whether for the electric lighting fixtures provided to Tenant by Landlord, Tenant's electric equipment, such as computers, calculators and other small office machines, or otherwise. Tenant's total electrical demand shall not exceed six (6) volt-amperes connected load per square foot (nor shall any single electric office machine or any fixture requiring electric energy in excess of 1800 volt-amperes including but not limited to large copying machines and computers, be installed or operated in the Premises) without Landlord's prior written consent, which consent Landlord covenants shall not be unreasonably withheld, conditioned or delayed; provided always, however, that the electrical system installed in the Premises shall have sufficient capacity to accommodate same and further provided that any additional costs attributable to such high energy use, including any additional air conditioners required by such use, shall be paid for by Tenant). The Tenant shall not install, maintain or operate in the Premises electric lighting fixtures or electric equipment whose total per square foot electrical demand exceeds the aforementioned limitation of six (6) volt-amperes connected load per square foot without making a written request for Landlord's reasonable prior consent thereto. Tenant’s use of electricity in the Premises shall be separately metered and Tenant shall apply for electric service directly from the utility company servicing the Building and arrange for the direct billing of utility consumption to Tenant. If Landlord shall install a submeter to measure electric energy consumption in the Premises (which Landlord shall have the right to install), Tenant shall pay for electric energy based on such submeter within ten (10) days after monthly (or other) billing by Landlord. If gas service is required, Tenant shall make all arrangements with the utility company for direct service and shall install all lines and meters required therefor. Landlord shall have the right to approve the proposed installation of such service.

Section 2. In the event that during the term of the Lease there shall be an increase in the rate schedule of the public utility for the supply of electric energy to the Building not directly billed to Tenant by the utility company, Tenant shall pay the resulting increase for electric energy consumed in the Premises.

Section 3. In the event that any tax is imposed upon Landlord with respect to electric energy furnished to the Building by any federal, state, county or municipal authority and not directly billed to Tenant, Tenant shall pay to Landlord, on demand, Tenant's Proportionate Share of such taxes so assessed against the Building.

Section 4. Except as otherwise specifically provided in this Lease, the Landlord shall have no responsibility for failure to supply the electric energy when prevented from doing so by strikes, repairs, alterations or improvements, or by reason of the failure of the public utility to furnish the electric energy, or for any cause beyond the Landlord's reasonable control, or by order or regulation of any federal, state, county or municipal authority. Except as otherwise specifically provided in this Lease, the Landlord's obligation to furnish electricity shall not be breached nor shall there be any abatement in rent or any liability on the part of Landlord to Tenant for failure to furnish electricity for the reasons herein set forth. In no event shall Landlord be obligated to increase the existing electrical capacity of any portion of the Building's system, nor to provide any additional wiring or capacity to meet the Tenant's additional requirements.

Section 5. Landlord shall not be liable in any way to Tenant for any loss, damage or expense which the Tenant may sustain or incur if either the quantity or character of electric service furnished to the Premises is changed or is no longer available or suitable for Tenant's requirements.

Section 6. The failure of Landlord to furnish any service hereunder shall not be construed as a constructive eviction of Tenant and shall not excuse Tenant from failing to perform any of its obligations hereunder and shall not give Tenant any claim against Landlord for damages for failure to furnish such service.

Section 7. The Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply the Tenant's electrical requirements upon written request of the Tenant shall be installed by the Landlord at the sole cost and expense of the Tenant, if, in the Landlord's sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or unreasonably interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, the Landlord will also at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.

Section 8. Tenant shall be responsible, at its cost and expense, for replacing all light bulbs, fluorescent lamps, non-building standard lamps and bulbs and all ballasts employed by Tenant in the Premises after the Commencement Date, provided however that Landlord shall at its cost and expense install light bulbs in all building standard lighting fixtures in the Premises on the Commencement Date.

Section 9. If at any time in the future during the term of this Lease the separate meter measuring electric energy consumed in the Premises is damaged or becomes inoperative, Tenant shall pay Landlord for such electric energy the sum of $62,000 per annum (i.e., $1.25 per square foot of gross rentable area of the Premises) in equal monthly installments of $5,166.67 each on the first day of each month during the term of this Lease commencing on the Commencement Date. Such sum of $62,000 shall be subject to increase in accordance with increases in electric charges payable by Landlord. In addition, either Landlord or Tenant may, at any time, at its sole cost and expense, engage a electrical consultant, reasonably approved by Landlord, to make a survey of the electric energy demand properly qualified in the Premises and to determine the average monthly electric consumption in the Premises. The findings of the said consultant as to the average monthly electric consumption of the Tenant shall be deemed conclusive and binding upon the parties. From and after said consultant has submitted its report, Tenant shall pay to Landlord, as additional rent, on the first day of each month during the balance of the term hereof (or until another such survey is performed or a separate electric meter is installed for the Premises), in advance, the amount set forth in the survey as the monthly electric consumption. The Landlord is hereby granted the right from time to time, to inspect the electric lighting fixtures and electric equipment in the Premises.

A R T I C L E 20.

NOTICES

All notices, demands and requests which may be or are required to be given by either party to the other shall be in writing and shall be served by personal service or by overnight courier which obtains delivery receipts (e.g. Federal Express). All notices, demands and requests by Landlord to Tenant shall be sent to Tenant at the Premises or at such other place as Tenant may from time to time designate in a written notice to Landlord. Notices shall be deemed given and effective on the earlier of the date of delivery and the date of attempted delivery. A notice from the attorney for Landlord or Tenant shall be effective as if given by the party represented by such attorney. All notices, demands, and requests by Tenant to the Landlord shall be sent to Landlord at 225 Millburn Avenue, Millburn, New Jersey 07041, with a copy to Lasser Hochman, L.L.C., 75 Eisenhower Parkway, Roseland, New Jersey 07068, attention: Richard C. Stewart, Esq., or at such other place or to such other parties as Landlord may from time to time designate in a written notice to Tenant.

A R T I C L E 21.

LESSER AMOUNT OF RENT

No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent and additional rent herein stipulated shall be deemed to be other than on account of the earliest Fixed Rent or additional rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease or at law provided.

A R T I C L E 22.

QUIET ENJOYMENT

Section 1. Landlord covenants and agrees that it has and will have at the commencement of the term of this Lease full right and power to execute and perform this Lease and to grant the estate demised herein. Tenant's rights hereunder are and shall be subject to presently existing and future easements for storm and sanitary sewers, drainage ditches, public utilities, mortgages, liens of real estate taxes and all other matters of record subject to the provisions of Article 29 hereof. Tenant has accepted its leasehold estate subject to the present and future liens of the foregoing items.

Section 2. Landlord covenants and warrants that subject to the provisions of Section 1, supra, and to the items therein contemplated and referred to, Tenant, upon paying the Fixed Rent, additional rent and all charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease, without hindrance or molestation of Landlord or of any person or persons claiming under Landlord, and Landlord covenants and agrees that it will defend Tenant in such peaceful and quiet use and possession of the Premises against the claims of all such persons.

A R T I C L E 23.

ARBITRATION

In any case where this Lease provides for the settlement of a dispute by arbitration, the same shall be settled in Newark, New Jersey by arbitration under the auspices of the American Arbitration Association. The rules of the American Arbitration Association from time to time in effect shall apply (to the extent appropriate). Any award shall be enforceable by proper proceedings in any court having jurisdiction. The arbitrators, regardless how appointed, may determine how the expenses of the arbitration, including reasonable attorneys' fees, and disbursements of the successful party, shall be borne as between Landlord and Tenant.

A R T I C L E 24.

LIMITATION OF LANDLORD'S LIABILITY

Section 1. The term "Landlord" as used in this Lease, so far as covenants and/or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises and in the event of any transfer or transfers of the title to such fee Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such conveyance or transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease, shall be paid to Tenant, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership.

Section 2. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Premises and the Building for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord or requiring the performance by Landlord of any covenant or obligation of this Lease in the event of any default or breach by Landlord with respect to any of the terms, covenants or conditions of this Lease to be observed and/or performed by Landlord (subject always, however, to the prior rights of any mortgagee of the Premises and the Building), and no other assets of Landlord whatsoever shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies.

Section 3. Without in any manner limiting the generality of the foregoing, it is specifically understood and agreed by and between the parties hereto that no officer, director, stockholder or agent of any corporate entity landlord or tenant shall have personal or individual liability pursuant hereto nor shall any partner of a partnership landlord or tenant have any personal or individual liability pursuant hereto nor shall the individual proprietor of any individual proprietorship landlord or tenant have any personal or individual liability pursuant hereto.

A R T I C L E 25.

ESTOPPEL NOTICES

Landlord and Tenant agree from time to time (but not more than twice in any calendar year) and upon not less than ten (10) days' prior written request by Landlord or Tenant to execute, acknowledge and deliver to the other party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), the Commencement Date of the term hereof and the dates to which the Fixed Rent, additional rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Article may be relied upon by any third party, including but not limited to any prospective purchaser of Landlord's interests herein, the fee, or by any mortgagee or assignee of any mortgage upon Landlord's interest in the Premises and/or the Building.

A R T I C L E 26.

REMEDIES

The specified remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled in case of any breach or threatened breach by Landlord or Tenant of any provisions of this Lease. The failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the covenants of the Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant or option. A receipt by Landlord of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver of such breach, and no waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord or Tenant (as the case may be). In addition to the other remedies in this Lease provided, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation, of any of the covenants, or provisions of this Lease.

A R T I C L E 27.

BROKERAGE COMMISSION

Landlord warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Lease other than Assurance Realty Group, LLC and Newmark Knight Frank. Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesman in connection with this Lease. Each party shall and hereby does indemnify and hold the other party harmless from and against any real estate commissions, fees, charges or the like, or claims therefor, including any and all costs incurred in connection therewith, arising out of the within transaction claimed by or payable to any party with whom the indemnifying party has dealt.

A R T I C L E 28.

UNAVOIDABLE DELAYS

In the event that either Landlord or Tenant shall be delayed or prevented from performing any of its obligations pursuant to the provisions of this Lease due to governmental action, or lack thereof, or due to shortages of or unavailability of materials and/or supplies, labor disputes, strikes, slow downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, failure to comply or inability to comply with any orders or request of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, or due to any other cause beyond the reasonable control of Landlord or Tenant, as the case may be (collectively "Force Majeure"), such party shall in any or all such events be excused from its obligation to perform and comply with such provisions of this Lease for a period of time commensurate with any delay so caused, without any liability to the other therefor whatsoever, and all time periods provided for herein for performance of any such obligations shall be extended for a period of time commensurate with any such delay. Notwithstanding the foregoing, the provisions of this Article shall not apply to, and shall permit any delay in (i) the payment of any installment of Fixed Rent or additional rent and (ii) the exercise by Tenant of any option contained in this Lease.

A R T I C L E 29.

SUBORDINATION

Section 1. Tenant covenants that its rights under this Lease are now and will be subordinate to the operation and effect of any mortgage(s) or ground lease(s) now existing or hereafter placed upon the Premises, the Building and/or the Lot or any part or portion thereof without any further written document from Tenant; provided, however, that with respect to any such mortgage(s) and/or ground lease(s), such subordination shall be conditioned upon Landlord obtaining from the holder of any such mortgage, or the lessor under any such ground lease, as the case may be, a non-disturbance agreement in a commercially reasonable form (the “Non-disturbance Agreement”) stating that so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant’s right to possession of the Premises shall not be affected or disturbed by such holder or lessor. Tenant agrees to execute any instrument reasonably required by Landlord to effectuate the provisions hereof. In the event that any mortgagee of the Premises and/or the Building shall succeed to the interests of the Landlord under the within Lease, it is understood and agreed that said mortgagee shall not in any event be or become liable for any act or omission of any prior landlord (including the Landlord); or be subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord); or be bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including the Landlord); or be bound by any amendment or modification of the within Lease made without its consent; or be bound to return any security deposit under the within Lease unless the same shall actually come into possession of said mortgagee. Within sixty days from the full execution of this Lease, Landlord shall provide Tenant with a Non-disturbance Agreement from the holder of any existing mortgage encumbering the Premises, the Building and/or the Lot (the “Existing Mortgagee”). In the event that such Non-disturbance Agreement is not so delivered to Tenant within such sixty (60) day period, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease upon written notice to Landlord given within five (5) days after the expiration of said sixty (60) day period (time being of the essence) unless Landlord shall have delivered such non-disturbance agreement to Tenant prior thereto. In the event of such termination, Landlord shall promptly return to Tenant any payment theretofore made by Tenant, and neither party shall have any further rights or obligations hereunder. In the event that Tenant shall not exercise its right to terminate this Lease as aforesaid, Landlord shall no longer have an obligation to cause the Existing Mortgagee to deliver an executed Non-disturbance Agreement to Tenant.

Section 2. Subject to the provisions of Section 1 of this Article 29, Tenant agrees to comply with such reasonable conditions and requirements for modifications hereof made by any existing, future or prospective bona fide institutional mortgagee of the Premises and/or the Building, which conditions and requirements shall not adversely affect the basic business terms hereof or the parties’ rights and obligations hereunder, and Tenant further agrees to execute such further documents and modifications of the terms hereof as may be reasonably requested by such institutional mortgage lender.

Section 3. Intentionally deleted.

Section 4. Tenant further agrees that neither the cancellation nor the termination of any ground or underlying lease, nor the foreclosure of any mortgage affecting the fee title of the Premises, the Building and/or the Lot, nor any foreclosure of a leasehold mortgage, nor any proceedings brought by the holder of any such mortgage to recover possession of the Premises or the Building shall, by operation of law or otherwise, result in the cancellation or termination of this Lease or the obligations of Tenant hereunder, and Tenant covenants and agrees to attorn to any successor to Landlord's interest in this Lease and/or in the Premises and/or the Building or to the holder of any such mortgage or ground or underlying lease or to the purchaser of the Premises and/or the Building (or Landlord's interests therein) at any foreclosure sale, provided that in any such case this Lease and Tenant's interest shall not be disturbed and shall be recognized by any successor to Landlord's interests hereunder or by any such mortgagee or purchaser for the period(s) in which this Lease remains in good standing.

Section 5. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each mortgagee of the Premises whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such mortgagee of the Premises shall have become entitled under such mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such mortgagee of the Premises shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

A R T I C L E 30.

SIGNS

Tenant shall only be permitted to install signage at the Premises in accordance with standards established by Landlord for the Building, at such designated locations as Landlord shall direct and in accordance with all governmental laws, orders, rules and regulations. Tenant shall not have the right to put any identifying signs on the exterior of the Building or roof of the Building. Subject to the foregoing Tenant shall, at Tenant's reasonable cost and expense, be identified on any building directory sign maintained by Landlord for all the tenants of the Building, and may identify itself, at its cost and expense, by name only, on the entrance door of the Premises leading to the interior Common Areas and within the elevator lobbies on the 16th and 17th floors of the Building. Said name shall be of such shape, size and design as shall be approved by Landlord. Without limiting the foregoing, Tenant shall be solely responsible, at its cost and expense, for obtaining any and all governmental permits and approvals required for the installation of any and all signs installed by Tenant. Landlord shall cooperate with Tenant in its application for such permits and approvals, provided that Landlord incurs no cost or expense in connection therewith. Tenant shall, at its cost and expense, remove all signs at the expiration or earlier termination of the Lease and Tenant shall, at its cost and expense, repair all damage caused by such removal. Landlord’s approval of Tenant’s signage shall not be unreasonably withheld, conditioned or delayed.

A R T I C L E 31.

NOTICES OF DEFAULT

Tenant agrees that any default notice served upon Landlord shall also be served upon any mortgagee of the Premises and the Building, the name(s) of which Landlord shall have furnished to Tenant theretofore. Tenant further agrees that Landlord's mortgagee(s) ) shall have and be deemed to have the same period of time to cure any of Landlord's defaults pursuant to the provisions of this Lease as Landlord shall be granted pursuant to the provisions of this Lease. Landlord hereby represents that as of the date hereof, there are no ground leases affecting the Building.

A R T I C L E 32.

USE

The Premises may be used only for general office purposes, and as and for recording studios for “books on tape” and/or a call center, and for no other purpose whatsoever. Without expanding any use to which the Premises may be put as hereinbefore set forth, it is specifically understood and agreed that no part of the Premises shall, at any time, be used for the sale or preparation of food or beverages, except Tenant shall be allowed to provide vending machines, a kitchenette and/or microwave, only for the use of its employees. No part of the Premises shall be used or employed for any purpose which shall emit or produce unreasonably loud noises, vibrations, noxious fumes or odors or for any purpose which shall constitute a nuisance, or which shall be, or shall cause Landlord, the Premises or the Building to be violative of any governmental rule, law or regulation.

A R T I C L E 33.

LANDLORD'S RIGHT TO MODIFY

Anything contained in the within Lease to the contrary notwithstanding, it is specifically understood and agreed by and between the parties hereto that Landlord retains the sole and uncontrolled right and discretion to vary, modify or alter the size of the Lot and/or the Building and/or the Common Areas, to add thereto or to subtract therefrom, or, having constructed the Building, to make any modifications thereto, additions thereto, deletions therefrom or expansion thereof as Landlord may in its sole discretion elect to do; provided always, however, that no such variation, modification, or alteration shall operate so as to affect the Premises in such a way as would vary, modify or alter the size thereof or as would materially and adversely affect Tenant's use and enjoyment thereof or of the Common Areas associated therewith. No diminution of the size of any portion of the Lot shall operate to reduce parking below legal minimum requirements unless reasonably acceptable substitute parking in sufficient amounts is then made available.

A R T I C L E 34.

LATE CHARGES

In the event that any installment of Fixed Rent, additional rent, impositions or the like shall be delinquent and overdue for more than five (5) days, a "late charge" of four cents ($.04) for each dollar ($1.00) so delinquent and overdue may be charged to Tenant by Landlord for the purpose of defraying Landlord's expenses incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other remedy which Landlord may have and is in addition to any reasonable fees and charges of any attorney which Landlord may employ to enforce Landlord's remedies in connection with any default hereunder beyond any applicable cure period, whether such remedy(ies) shall be authorized herein, or by law. Such "late charges", if not previously paid, shall, at the option of Landlord, be paid at the same time as the next succeeding monthly installment of Fixed Rent to be made under the Lease.

A R T I C L E 35.

LANDLORD'S RULES AND REGULATIONS

The rules and regulations regarding the Building and the Lot affixed to this Lease, as Exhibit C, as well as any other and further reasonable rules and regulations which shall be made by Landlord, shall be observed by Tenant and by Tenant's employees, agents and invitees. Landlord reserves the right to rescind any presently existing rules applicable to the Building and the Lot and to make such other and further reasonable rules and regulations as, in its reasonable judgment, may from time to time be desirable for the safety, care and cleanliness of the Building and the Lot and for the preservation of good order therein, which rules, when so made and reasonable notice thereof given to Tenant, shall have the same force and effect as if originally made a part of this Lease. Such other and further rules shall not, however, be inconsistent with the proper and rightful enjoyment by Tenant of the Premises. Landlord shall not be responsible to Tenant for the non-observance or violation of the rules and regulations by any other tenant or any third party, but Landlord agrees to uniformly enforce the rules and regulations.

A R T I C L E 36.

CONDITION OF PREMISES

It is expressly understood and agreed by and between the parties hereto that except as specifically provided for herein to the contrary, the Premises are being leased by Landlord to Tenant, and shall be delivered to Tenant, in their present condition "as is" and Landlord shall not be obligated to perform any additional work of any type or nature whatsoever in connection with said Premises in order to prepare same for Tenant's use or occupancy .

A R T I C L E 37.

ENVIRONMENTAL LAWS

Section 1. (a) As used in this Article 37, the term "Occupant" shall mean any person or entity other than Tenant using and/or occupying all or any portion of the Premises.

(b) Notwithstanding any other provision of this Lease to the contrary, Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with, and shall take all necessary steps to cause any and all Occupants to fulfill, observe and comply with, all of the terms and provisions of the Industrial Site Recovery Act, N.J.S.A 13:1K-6 et seq., ("ISRA") the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., (the "Spill Act"), and all other federal, state and local environmental laws now in effect or hereinafter enacted, as any of the same may be amended from time to time, and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant thereto or in connection therewith.

(c) Within ten (10) days after written request by Landlord, Tenant, shall deliver to Landlord a duly executed and acknowledged affidavit of Tenant and of the chief executive officers of such Occupants as Landlord may, from time to time, require, certifying:

(i) The proper assigned code number (the “NAICS Code”) under the North American Industry Classification System relating to Tenant and/or said Occupant's then current use of the demised premises (said NAICS Code is to be obtained by reference to the then current list of NAICS Codes prepared and published by the Federal Office of Management and Budget or the successor to such publication); and

(ii) (A) That Tenant's and/or said Occupant's then current use of the Premises does not involve the generation, manufacture, refining, transportation, treatment, storage, handling, or disposal of hazardous substances or hazardous wastes (as hazardous substances and hazardous wastes are defined in ISRA) on site, above ground or below ground (all of the foregoing being hereinafter collectively referred to as the Presence of Hazardous Substances), or, (B) that Tenant's and/or said Occupant's then present use does involve the Presence of Hazardous Substances, in which event, said affidavit shall describe in detail that portion of Tenant's and/or said Occupant's operations which involves the Presence of Hazardous Substances. Said description shall, inter alia, identify each Hazardous Substance and describe the manner in which it is generated, handled, manufactured, refined, transported, treated, stored, and/or disposed of. Tenant and/or said Occupant shall supply Landlord with such additional information relating to said Presence of Hazardous Substances as Landlord may request.

(d) Without limiting the foregoing, Tenant agrees,

(i) at its sole cost and expense, to promptly discharge and remove any lien or other encumbrance against the Premises arising from or in connection with Tenant's failure or inability, for any reason whatsoever, to observe or comply with ISRA and/or the provisions of this Article 37; and

(ii) to indemnify and hold Landlord harmless from and against any and all liability, penalties, losses, expenses, damages, costs, claims, causes of action, judgments and/or the like, of whatever nature, including, but not limited to, reasonable attorneys' fees, to the extent said lien, encumbrance, liability, penalty, loss, expense, damage, cost, claim, cause of action, judgment and/or the like arise from or in connection with Tenant's failure or inability, for any reason whatsoever, to observe or comply with ISRA and/or the provisions of this Article 37.

(e) Tenant further represents, covenants and agrees that the Premises shall not, without the prior written consent of Landlord having been obtained, at any time during the term of this Lease, contain any underground or above-ground tanks for the storage of fuel oil, gasoline and/or other petroleum products or by-products.

(f) Tenant agrees that each of the foregoing provisions of this Article 37 shall survive the expiration or earlier termination of the term of this Lease.

(g)  Landlord shall, at its cost and expense (ie., not an Operating Cost pursuant to Article 18 hereinabove), be responsible for the cleanup of any Hazardous Substances at the Real Property which were present prior to the Commencement Date and whose presence was not caused by Tenant or Tenant’s agents, employees, invitees, contractors and/or licensees. Landlord shall also, at its cost and expense (ie., not an Operating Cost pursuant to Article 18 hereinabove), be responsible for the cleanup of any Hazardous Substances at the Real Property whose presence arises after the Commencement Date, provided the presence of such Hazardous Substances is not caused by Tenant or Tenant’s agents, employees, invitees, contractors and/or licensees. Nothing herein shall in any limit Landlord’s right to attempt to cause any responsible party to remediate any environmental condition caused in whole or in part by such responsible party or to seek recovery from such responsible party of all costs incurred by Landlord in connection therewith.

(h) Notwithstanding anything to the contrary contained herein, Landlord acknowledges that ISRA is not currently applicable to the Premises or Tenant’s use and occupancy thereof.

A R T I C L E 38.

INITIAL LEASEHOLD IMPROVEMENTS

Section 1. Tenant, at its cost and expense, subject to the “Tenant Improvement Allowance” (as hereinafter defined), shall prepare the Premises for Tenant’s occupancy in accordance with plans and specifications to be agreed to by Landlord and Tenant (the “Approved Plans”). Landlord and Tenant shall work in good faith to agree upon the Approved Plans, and once agreed upon, a set of Approved Plans shall be initialed by Landlord and Tenant and annexed hereto as Exhibit H . All such work to be performed by Tenant is herein referred to as the “Work”. The Work shall be performed by Tenant in a good and workmanlike manner in accordance with the terms and provisions of Article 8 of this Lease and in compliance with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities and Landlord’s insurance company. The Work shall not be undertaken until Tenant shall have procured, so far as the same shall be required from time to time, all permits and authorizations of the various governmental agencies having jurisdiction thereover. Landlord agrees to cooperate with Tenant in procuring all such permits and authorizations, provided that Landlord shall not be required to incur any cost or expense (other than the Tenant Improvement Allowance) in connection therewith. Tenant shall procure and maintain an adequate workers’ compensation insurance policy and such additional insurance policies as Landlord shall reasonably request to insure against losses, damages or claims arising out of, or from, the Work. In performing the Work, Tenant shall only use a general or prime contractor first approved by Landlord in writing, such approval not to be unreasonably withheld, conditioned or delayed. The Work may be performed during normal business hours provided reasonable care is taken by Tenant and Tenant’s contractors and construction workers to limit construction noise to the extent practical. Tenant covenants and agrees to diligently pursue the completion of the Work. Landlord shall contribute a sum of up to $25.00 per gross rentable square foot of the Premises towards the cost to perform the Work (the “Tenant Improvement Allowance”). In the event that the cost to perform the Work shall exceed $25.00 per gross rentable square foot of the Premises, Tenant shall be solely responsible for such excess amount. Landlord shall pay the Tenant Improvement Allowance to Tenant in the form of progress payments as follows: Tenant shall designate an individual to serve as Tenant’s Construction Representative. Such designation may be changed at any time in accordance with the notice provision of this Lease, but only one individual may be so designated at any one time. On or about the last day of each month, Tenant’s Construction Representative shall submit to Landlord an application for payment (the “Application for Payment”) which shall include a copy of the AIA Form “Contractor’s Application for Payment” with an appropriate line item breakdown, prepared by Tenant’s Construction Representative, listing all costs pertaining to the Work for which Tenant is requesting payment. Tenant’s Construction Representative shall also deliver to Landlord (i) an affidavit of Tenant certifying as to the completion of those items of the Work for which payment is being requested, (ii) an affidavit of Tenant’s general or prime contractor setting forth the names and addresses of the subcontractors, sub-subcontractors, suppliers of materials or equipment to the general or prime contractor, subcontractors or sub-subcontractors, design professionals, construction managers and consultants, the amounts previously paid by the general or prime contractor to so-called “first tier” subcontractors and suppliers, and (iii) signed releases or waivers of construction lien rights by the general or prime contractor to the extent of the payments received and the payment to be received from the progress payment being requested by Tenant. Landlord shall not be required to make any progress payment while there is a construction lien filed against the Real Property. Within twenty (20) business days after Landlord’s receipt of the items listed above, Landlord shall make a payment to Tenant in accordance with the Application for Payment. Landlord and Tenant shall use their best efforts to coordinate their payment obligations in connection with the Work so that all contractors, subcontractors and other persons or entities performing the Work shall be paid in a timely manner. Upon completion of the Work, Tenant shall submit to Landlord a final construction lien waiver from Tenant’s general or prime contractor. Any changes in the Work desired by Tenant shall be submitted in writing (with plans and specifications where applicable) and shall be subject to Landlord’s reasonable approval. Notwithstanding anything to the contrary contained herein, in the event that Landlord fails to make any progress payment(s) required to be made by Landlord pursuant to this Article 38, Section 1 within ten (10) days after receiving written notice of such failure, Tenant shall have the right, but not the obligation, to make such payment(s) on behalf of Landlord, and all costs incurred by Tenant in connection with such payment(s), together with interest computed thereon at the Prime rate and all reasonable legal fees and court costs, shall be paid by Landlord to Tenant on demand. Under no circumstances shall the foregoing provisions of this Article 38, Section 1 entitle Tenant to withhold or reduce any installments of Fixed Rent payable by Tenant hereunder.

Section 2. In addition to the Tenant Improvement Allowance, Landlord shall pay Tenant the “ Lobby Renovation Allowance” (as hereinafter defined). For purposes of this Lease, the “Lobby Renovation Allowance” shall mean the lesser of (i) Tenant’s actual out of pocket costs incurred in connection with the performance of the “Lobby Renovations” (as hereinafter defined), or (ii) the cost necessary to renovate the elevator lobbies located on the 16th and 17th floors of the Building to be consistent with the quality of the elevator lobby located on the 12th floor of the Building. For purposes of this Lease, the Lobby Renovations shall mean any work performed by Tenant to renovate the elevator lobbies located on the 16th and 17th floors of the Building in connection with Tenant’s initial occupancy of the Premises. Landlord shall pay the Lobby Renovation Allowance to Tenant in the form of progress payments in the same manner and in accordance with the terms and provisions pertaining to Landlord’s payment of the Tenant Improvement Allowance as set forth in Section 1 of this Article 38.

Section 3. In addition to the Tenant Improvement Allowance, Landlord shall, at Landlord’s cost and expense (ie., not funded out of the Tenant Improvement Allowance), renovate the restrooms located on the 16th and 17 floors of the Building, including new fixtures, tiles, countertops, partitions, ceiling and lighting (“Landlord’s Work”). Materials shall be agreed upon by Landlord and Tenant during the design process. Landlord and Tenant shall coordinate the performance of the Work and the Landlord’s Work to avoid interference.

Section 4. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible for the cost of all construction documents prepared by Rotwein & Blake Architects as well as for any required engineering services, all of which shall not be funded out of the Tenant Improvement Allowance.

Section 5. All Work and Landlord’s Work shall be delivered to Landlord with the Premises in good working order and repair upon the termination of this Lease, except that Tenant shall have the right to remove its recording studios from the Premises upon the expiration or sooner termination of the term of this Lease; provided, however, that Tenant shall, at its own cost and expense, repair any damage caused by such removal and shall restore the Premises to the condition that it was in prior to the installation of such recording studios. The provisions of this Article 38 shall survive any termination of this Lease.

A R T I C L E 39.

SECURITY DEPOSIT

Section 1. Upon execution of this Lease, the Tenant shall deposit with Landlord the sum of $157,066.67 (the equivalent of two months rent of the first lease year) as security for the full and faithful performance of all obligations under this Lease upon the part of Tenant to be performed. Upon the expiration of the term of this Lease, and providing Tenant is not in default hereunder and has performed all of the conditions of this Lease, Landlord shall return the said sum to Tenant within thirty (30) days of the expiration of the term of this Lease. Tenant covenants and agrees that it will not assign, pledge, hypothecate, mortgage or otherwise encumber the aforementioned security during the term of this Lease. It is expressly understood and agreed that Landlord shall have the right to co-mingle the security funds with its general funds and said security shall not be required to be segregated.

Section 2. In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then at the option of Landlord said Landlord may, after terminating this Lease, appropriate and apply said entire deposit, or so much thereof as may be necessary to compensate the Landlord for all loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant. Should the entire deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue rent or other sums due and payable to Landlord by Tenant hereunder, or should there be any increase in the Fixed Rent then Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a amount equal to the portion appropriated or applied by Landlord as above provided, and/or the amount of any increase in the Fixed Rent, as the case may be, and Tenant's failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease.

A R T I C L E 40.

INTENTIONALLY DELETED

A R T I C L E 41.

HOLDING OVER

In the event Tenant remains in possession of the Premises after the expiration of the term of this Lease (the "Holdover Period"), in addition to any damages to which Landlord may be entitled or other remedies Landlord may have by law, Tenant shall pay to Landlord a monthly rental for the Holdover Period as follows: (a) for the first two (2) months of the Holdover Period at the rate of 150% of the Fixed Rent payable during the last lease year of the term of this Lease, plus all items of additional rent and other charges with respect to the Premises payable by Tenant during the last lease year of the term of this Lease; and (b) for each month of the Holdover Period after the second month, at the rate of 200% of the Fixed Rent payable during the last lease year of the term of this Lease, plus all items of additional rent and other charges with respect to the Premises payable by Tenant during the last lease year of the term of this Lease. Nothing herein contained shall be deemed to give Tenant any right to remain in possession of the Premises after the expiration of the term of this Lease.

A R T I C L E 42.

AUTHORITY OF LEASE SIGNATORIES

Each person signing this Lease on behalf of Tenant represents that he has full authority to do so and that this Lease binds the Tenant.

A R T I C L E 43.

CONDOMINIUM CONVERSION

Section 1. Tenant hereby acknowledges that Landlord reserves the right to convert all or a portion of the Building into two or more condominium units, provided that such conversion will not (i) adversely affect the business terms hereof, (ii) decrease Tenant’s rights or increase Tenant’s obligations hereunder, (iii) interfere with Tenant’s use and enjoyment of the Premises, or (iv) adversely affect the quality of services provided by Landlord hereunder. Tenant agrees that, in such event, certain provisions of the Lease may require modification, including, without limitation, the definitions of the Premises, the Common Areas, Tenant’s Proportionate Share, Base Year, Operating Costs and taxes. By way of example only, if the Building is converted into 2 condominium units, Tenant’s Proportionate Share for the payment of taxes may be re-calculated by dividing the entire square footage of the condominium unit that contains the Premises, by the square footage of the Premises. Tenant shall pay Tenant’s Proportionate Share of taxes on the condominium unit based on the recalculated Proportionate Share. Tenant agrees to execute an appropriate amendment to this Lease (the “Condominium Conversion Lease Amendment”) to reflect such modifications, provided that no such modifications will (i) adversely affect the business terms hereof, (ii) decrease Tenant’s rights or increase Tenant’s obligations hereunder, (iii) interfere with Tenant’s use and enjoyment of the Premises, or (iv) adversely affect the quality of services provided by Landlord hereunder. Landlord shall pay Tenant an amount not to exceed $1,500.00 to cover Tenant’s reasonable legal fees incurred in connection with its review and execution of the Condominium Conversion Lease Amendment.

Section 2. Subject to the terms and provisions of Section 1 of this Article 43, Landlord shall have the right to alter the Building and the Common Areas, including without limitation, changes to the points of access to the Building and/or to the configuration of the footprint of the Building, for the conversion of the Building into condominium units and for the sale of individual units therein. Notwithstanding the foregoing, Tenant shall at all times have reasonable access to the Building and the Premises.

A R T I C L E 44.

ADDITIONAL SERVICES

Landlord shall have the option, in Landlord’s sole discretion to provide concierge services, a fitness center and/or conference facilities (the “Additional Services”) for use by all tenants in the Building. Landlord shall provide Tenant with a copy of, and Tenant shall abide by, such reasonable rules and regulations made by Landlord to govern the Additional Services and thereafter such rules and regulations shall have the same force and effect as if originally made a part of this Lease. If Landlord provides the Additional Services, all reasonable costs and expenses incurred by Landlord in the provision, operation and maintenance of the Additional Services shall be included in Operating Costs.

A R T I C L E 45.

ROOFTOP ANTENNA

Section 1. (a) Tenant may erect on the roof of the Building at Tenant=s sole cost and expense, one (1) satellite antenna/transmission device (the “Antenna”) subject to the terms and conditions set forth in Article 8 of the Lease and subject further to the terms and conditions set forth hereinafter. Prior to installing the Antenna, Tenant shall provide Landlord with plans and specifications therefor, as well as structural calculations and such other information pertaining to the Antenna as Landlord may reasonably require. Landlord=s prior consent to such plans and specifications, as well as the location, manner of installation and control of the Antenna shall be required, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall, within ten (10) days of being billed therefor by Landlord, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with its review of the foregoing. Tenant shall obtain, at its sole cost and expense, all governmental permits and approvals required for the installation and use of the Antenna and if necessary, Landlord shall reasonably cooperate with Tenant in the application for such permits and approvals. Tenant shall install the Antenna in a good and workmanlike manner using a roofing contractor reasonably approved by Landlord. Once installed, the Antenna shall be deemed to be a part of the Premises and all references in the Lease to the Premises shall include said Antenna. Without limitation, Tenant shall, at its sole cost and expense, procure all policies of insurance for the purpose of insuring the Antenna in accordance with the terms set forth in the Lease. In addition, Tenant shall be solely responsible, at its sole cost and expense, for the maintenance and repair of the Antenna, and shall indemnify and hold harmless Landlord from and against all liability, claims or costs, including reasonable legal fees arising from the installation and/or use of the Antenna. Subject to the terms and provisions of this Article 45, Landlord shall allow Tenant’s qualified antenna technician access to the roof for the purpose of maintaining and repairing the Antenna, provided that such qualified antenna technician shall maintain all required insurance protecting against injury to persons or damage to property arising in connection with such access, maintenance and/or repair. Tenant shall also be responsible for the repair of any damage to the Building or the roof caused by the installation and/or use of the Antenna. Upon such installation, Tenant shall assume full responsibility for the cost of repair and/or replacement of that portion of the roof affected by Tenant=s installation of the Antenna. Landlord reserves the right, at Tenant=s sole cost and expense, to have the roof inspected by Landlord=s roofing contractor and Tenant agrees that in the event that any repair or replacement of the roof is required, Tenant will use the roofing contractor reasonably approved by Landlord to perform such repair or replacement to the whole or a portion of the roof as may be reasonably required in accordance with roofing standards accepted in the industry. Under no circumstances shall Landlord be liable for any damage to or vandalism of the Antenna, unless due to Landlord’s gross negligence or wilful misconduct. In addition, Landlord shall in no event be responsible if, for any reason whatsoever, the Antenna does not perform to the expectations of Tenant. In using the Antenna, Tenant agrees: (i) not to disrupt, adversely affect or interfere with any other tenant=s or other occupant=s use and enjoyment of its leased premises or the Common Areas of the Building, and (ii) not to disrupt, adversely affect or interfere with any other providers of telecommunications services to the Building. Tenant agrees not to grant any third parties the right to utilize in any manner, or otherwise benefit from, the Antenna. Tenant further agrees that Landlord may install and operate, and may permit the installation and operation by others of, additional satellite antenna transmission/reception devices on the roof of the Building.

Section 2.  The Antenna shall be the property of Landlord and shall remain on and be surrendered with the Premises in good working order and repair upon the expiration or earlier termination of the Lease, unless Landlord shall notify Tenant that it desires the Antenna to be removed at the expiration or earlier termination of the Lease, in which event Tenant agrees to remove the Antenna on or prior to the Expiration Date, restore the applicable portion of the roof to its existing condition prior to the installation of the Antenna and repair any damage caused by such removal. Tenant=s failure to timely comply with the immediately preceding sentence shall constitute a holding over of the Premises by Tenant until such time as the Antenna is removed and any damage caused by such removal is repaired by Tenant. In addition, if, on or before the Expiration Date, Tenant fails to both remove the Antenna and repair any damage caused thereby, then, Landlord, at its sole option, may, at Tenant=s sole cost and expense, remove the Antenna, keep the Antenna without compensation to Tenant or discard it without liability to Landlord and restore any damage caused by the removal of the Antenna.

Section 3.  Tenant, together with Landlord and other tenants of the Building, may utilize the existing 600KW generator located on the roof of the Building (the “Generator”). Tenant shall pay all costs to connect its equipment to the Generator. In addition, Tenant shall be responsible, along with other tenants utilizing the Generator, for any costs or expenses incurred by Landlord to maintain and repair the Generator as well as all costs for oil for the Generator. Tenant’s share of such costs will be determined by dividing Tenant’s kilowatt usage of the Generator by the total kilowatt capacity of the Generator. Notwithstanding anything to the contrary contained herein, any damage to the Generator caused by the negligence or willful misconduct of Tenant, or its employees, invitees, licensees or agents shall be repaired promptly by Tenant at its sole cost and expense or, at Landlord’s election may be repaired by Landlord in which event Tenant shall reimburse Landlord for any actual and out of pocket costs and expenses reasonably incurred. All amounts due from Tenant to Landlord pursuant to this Article 45, Section 3 shall be paid, as additional rent, within ten (10) days of Landlord’s invoice therefor. Tenant’s said right to utilize the Generator shall be limited to periods during which regular electric service to the Premises is unavailable. Landlord hereby acknowledges that maintenance of the Generator includes the periodic testing thereof. Landlord shall provide Tenant with at least ten (10) business days’ notice prior to the commencement of any such testing. Landlord shall maintain guaranteed fuel delivery contracts as part of the required Generator maintenance hereunder. Access to the Generator facilities shall be restricted to Landlord and, any condominium association as well as their designated service personnel. Tenant and other tenants at the Building shall not have access to the Generator facilities. Landlord hereby acknowledges that Tenant requires 300KVA in Generator capacity and agrees that the Generator shall provide the same.

A R T I C L E 46.

MISCELLANEOUS

(a) The covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant, their heirs, executors, administrators, successors and assigns.

(b) If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Lease shall not be affected thereby.

(c) Whenever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

(d) The enumeration anywhere in this Lease of any right or remedy of either party shall not be construed as an exclusion or substitution of any other rights or remedies conferred under this Lease or applicable by law.

(e) This Lease shall not be modified or canceled except by a writing subscribed to by the parties.

(f) The submission of this Lease for examination does not constitute a reservation of or option for the premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

(g) This Lease shall not be recorded. Any recordation by Tenant shall constitute a material default entitling Landlord to terminate this Lease.

(h) This Lease shall be governed by and in accordance with the laws of the State of New Jersey.

(i) Landlord shall have, with respect to any payment of additional rent or other charge to be paid by Tenant pursuant to this Lease, the same rights and remedies under this Lease and at law and in equity as are available to Landlord for non-payment of Fixed Rent.

IN WITNESS WHEREOF these presents have been signed sealed and delivered the day and year first above written.

WITNESS:     WASHINGTON PARK FIDELCO, LLC
(Landlord)

/s/ Kathleen Krawicki       By: /s/ David Berkowitz
                            Director , Member

WITNESS:     AUDIBLE, INC.
(Tenant)

/s/ Kathleen Krawicki       By: /s/ Glenn Rogers

P:\DOCS\SEC\GPK\Leases\Washington Park Fidelco\Audible\Audible Lease Agreemen11CL.doc
09/26/06 RCS